As filed with the Securities and Exchange Commission on August 19, 2005
Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXCESS INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	85-0294536 (I.R.S. Employer Identification Number)
3208 Commander Drive
Carrollton, Texas 75006
(Address and telephone number of principal executive offices)
Allan Griebenow
3208 Commander Drive
Carrollton, Texas 75006
(972) 407-6080
(Address of principal place of business or intended principal place of business)
(Name, address and telephone number of agent for service)

Copies to:
Craig G. Ongley
Vial, Hamilton, Koch & Knox, LLP
1700 Pacific Avenue, Suite 2800
Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend interest reinvestment plans, check the following box. ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration
Title of Each Class of Securities to be Registered	Registered	Per Security (1)	Offering Price (1)	Fee (2)

Voting common stock, par value $.01 per share (Selling Stockholders)	627,799	$1.57	$985,645	$124.88
Voting common stock, par value $.01 per share (Stockholder Warrants)	1,742,840	$1.50	$2,613,160	$331.09

Total:	2,370,639	$1.52	$3,598,805	$423.58

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Warrant offering price is estimated as the total exercise price of all Warrants (assuming 100% exercise) divided by the number of Warrants.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
AXCESS INTERNATIONAL, INC.
2,189,514 SHARES
COMMON STOCK

     Axcess International, Inc. is selling no shares of common stock and the selling stockholders identified in this prospectus are selling 627,799 shares. We will receive the proceeds from the exercise of the warrants and will issue 1,742,840 shares in exchange. The warrants may or may not be exercised.
     Our common stock is listed on the OTCBB maintained by NASD under the symbol “AXSI.OB.” The last reported bid price on August 16, 2005, was $1.45 per share and the last reported asking price was $1.57 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE RISK FACTORS BEGINNING ON PAGE 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY
OUR COMPANY
     Axcess International, Inc. (“Axcess” or “Company”) designs, develops and provides advanced electronic security surveillance products. Our products use two patented technologies, developed and owned by us: (1) wireless tagging and (2) network based intelligent digital video.
     Our wireless tagging products are marketed under our trademark, ActiveTag™, and are designed to provide electronic tagging of people and property, as well as controlled high speed personnel and vehicle access in, out and around secure facilities. Examples of our ActiveTag™ products would include: tags placed on laptop computers to prevent removal from a facility or even a “secure” area within a facility; employees having tags which would admit them to some areas of a manufacturing plant, but not others; and vehicle tags which permit a vehicle to automatically go through a high speed security gate at a military base or other limited access or secure facility.
     Our network based intelligent video products are marketed under our trademark PrismVideo™ and are used to provide security video recording and remote surveillance. Our technology allows our video products to detect movement and alert proper authorities of unauthorized access, either on site or remotely, including notification through home computer, laptop or wireless personal digital assistant (“PDA.”)
     We originally attempted to sell our products directly to potential customers needing security solutions, including manufacturers, drug companies, military bases or any other secure facility needing to monitor or keep track of people or property. With the exception of certain large system customers, it became apparent that it was more effective to secure marketing partners who were capable of selling and installing our products, along with their own products or those of other vendors, to provide a comprehensive integrated security solution, as customers appear to prefer a single contractor, rather than multiple contractors. Consequently, we rely on our marketing channel partners to sell our products. We do limited advertising in industry publications to assist with our name recognition and increase awareness of our products. Our primary markets are the United States and Canada; however, we have begun to actively look for international marketing opportunities.
The Offering

Common stock offered by Axcess		0 shares

Common stock offered by selling stockholders		627,799 shares

Common stock to be outstanding after this offering		27,392,244 shares

Use of proceeds	— Common Stock	We will not receive any proceeds from the sale of common stock offered by the selling stockholders

	— Exercised of Warrants	If the Warrants are exercised, we will use the proceeds for working capital and to pay down debt

Over the Counter Bulletin Board Symbol		AXSI.OB
     The common stock to be outstanding after this offering is based on 27,392,244 shares outstanding as of August 16, 2005, which excludes:
3,243,814 shares of common stock issuable upon the exercise of outstanding stock options as of August 16, 2005, issued under our 2005 Equity Incentive Plan, 2001 Equity Incentive Plan and 1998 Directors Compensation Plan, at a weighted average exercise price of $2.40 per share; and
7,412,119 shares of common stock, 1,742,840 registered herein, issuable upon the exercise of certain warrants as of August 16, 2005, issued in connection with notes payable to certain stockholders, and the sale of certain convertible debentures and preferred stock. The warrants carry exercise prices from $0.65 to $3.20 and expire between September 2005 and February 2008.
OUR INFORMATION
     We were originally formed in November 1982 as Lasertechnics, Inc. We became Axcess, Inc. in March 1998 and changed our name to Axcess International, Inc. in April 2003. Our executive offices are located at 3208 Commander Drive, Carrollton, Texas 75006, and our general telephone number is (972) 407-6080. Our main website address is http://www.AXCESSINC.com. The information contained in our website is not a part of this prospectus.

RISK FACTORS
     This prospectus contains forward-looking statements within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following factors, the discussion under the caption “Cautionary Note on Forward-Looking Statements,” and the other information in this prospectus before buying or selling any shares of common stock. Our business, financial condition, and operating results could be materially adversely affected by any one or more of the following risk factors. Although we have attempted to include a discussion of the material risks known to us as of the date of this prospectus, there may be additional risks that we do not presently know of or that we currently believe are immaterial that could also materially affect Axcess. Axcess disclaims any obligation to update these factors or to announce publicly the results of any revisions to any of the risk factors or forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.
We may not be able to continue as a going concern or fund our existing capital needs.
     Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended December 31, 2004. The paragraph states that our recurring losses from operations and resulting continued dependence on external financing raise substantial doubts about our ability to continue as a going concern. Our existing and anticipated capital needs are significant. We believe our existing financing arrangements and estimated operating cash flows will not be sufficient to fund our operations and working capital needs for the next twelve months and there can be no assurance that we will be able to fund our existing capital needs under our existing credit facilities or otherwise secure additional funding, if necessary. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. If we are unable to fund our existing capital needs under our existing credit facilities, or are otherwise unable to secure additional equity financing, if necessary, our business could be materially adversely affected. See Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.
We have a history of losses and expectation of future losses; uncertainty of future profitability; and limits on operations.
     From our incorporation in 1982 through June 30, 2005, we have incurred an accumulated loss of approximately $156.6 million and have been profitable in only one fiscal year during that time. There can be no assurance that we will generate sufficient revenues to achieve profitability in the future. If we are unable to generate sufficient revenues, the valuation of purchased intellectual property may be affected. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Our continued slow revenue growth and operating losses may indicate circumstances requiring an impairment to be recorded.
     If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances. See Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.
We are dependent upon our proprietary technology and its marketability as state of the art.
     The technology we use may become obsolete or limit our ability to compete effectively within the wireless, automatic identification and multi-media applicable industries. These industries are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of industry standards can render existing products obsolete and unmarketable. Our success will depend on our ability to enhance our existing products. Our success will also depend on our ability to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and that address increasingly sophisticated customer requirements.

     Our business would be adversely affected if we were to incur difficulties or delays in developing new products or enhancements or if those products or enhancements did not gain market acceptance. Specifically:
▪	we may not be successful in identifying, developing and marketing product enhancements or new products that respond to technological change or evolving industry standards;

▪	we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

▪	we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

▪	our new products and enhanced products may not adequately meet the requirements of the marketplace and achieve market acceptance or may not keep pace with advances made by our competitors.
     We currently hold fourteen U.S. patents. We have two patents in various stages of prosecution with foreign patent authorities and several additional patents being prepared for filing. The time period covered by our patents ranges from seven to seventeen years; however, there can be no assurance that our technologies will be accepted in the marketplace. In addition, different technologies owned by others could arise that would be superior or more marketable than ours. See Description of Business—Patents and Proprietary Technology.
The loss of one or more members of management or key personnel could adversely affect our operations and could lead to loss of clients and proprietary information.
     Our business, success, growth, operating results, and profitability are dependent upon the skills, experience, efforts, performance, and abilities of members of management and other key personnel. We depend upon members of management and key personnel, including key sales personnel, to generate new business and to service new and existing clients. If any members of management or key personnel were to leave us, our business, success, growth, operating results, and profitability could suffer. If we lose any key personnel, we may also be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices, procedures, or client lists by the former personnel. Disclosure or use of this information could harm our business.
We may face substantial competition in attracting and retaining qualified personnel, and may be unable to grow our business if we cannot attract and retain qualified personnel.
     Our success will depend to a significant degree upon our ability to attract and retain highly qualified and experienced personnel who possess the skills and experience necessary to satisfy our business and client service needs. These personnel may be in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors, including our ability to offer competitive wages, benefits, and professional growth opportunities. To attract and retain these individuals, we will be required to invest a significant amount of time and money. Many of the companies with which we will compete for experienced personnel have greater financial resources and name recognition than we do. In addition, an important component of overall compensation for our personnel will be equity. If our stock price does not increase over time, it may be more difficult to retain personnel who have been compensated with stock awards or options. The inability to attract, train, and retain experienced personnel could have a material adverse effect on our business.
Because we are significantly smaller and less established than a majority of our competitors, we may lack the financial resources necessary to compete effectively and sustain profitability.
     We operate in competitive, fragmented industries and compete for clients with a variety of larger and smaller companies that offer similar products and services. These industries are subject to rapid technology changes and are significantly affected by new products and services and the marketing activities of industry participants, which may often be beyond our control. Due to the nature of our business, we compete with companies in the security products, security consulting and defense industries. Although we primarily compete directly with firms who offer similar security products, we also compete directly and indirectly with a number of other companies, which provide and install large security systems as a single contractor. Many of these competitors are more established, offer more products, services and features, have a greater number of clients, locations, and employees, and also have significantly greater financial (based on total assets and annual revenues), technical, marketing, public relations, name recognition, and other resources than we have.
     We also expect to experience increased competition from new entrants into the market. We may be unable to compete with large multi-product security companies, including the security divisions of large international firms. This increased competition may result in pricing pressures, loss of market share or loss of clients, any of which could have an adverse effect on our business, financial condition, operating results and cash flows. See Description of Business—Competition.

We are dependent upon third party manufacturers and suppliers to produce our products.
     As a cost efficiency measure, we do not manufacture our own parts and product line but contract such supply and manufacture to third parties. The failure by any of our vendors, suppliers or contractors to fulfill their contractual obligations to us could adversely affect our operations. If we are unable to obtain sufficient components and manufacturers for our products, or develop alternative sources, delays in product introductions or shipments could occur and could have a material adverse effect on our results of operations. See Description of Business—Manufacturing.
The voting control of Axcess is held by Amphion Group, and other stockholders are unlikely to have any ability to influence the governance or policies of our company.
     As of August 16, 2005, Amphion Ventures, L.P. and affiliates of Amphion Ventures, L.P., including Amphion Partners, Amphion Investments, Antiope Partners, XL Vision, Inc., Amphion Investments, Amphion Capital Partners LLC (formerly NVW, LLC), Amphion Capital Management, LLC and VennWorks, LLC (formerly incuVest LLC) (collectively, the “Amphion Group”) owned approximately 57% of our outstanding voting stock. This level of ownership provides the Amphion Group with the power to determine the outcome of almost any matter submitted for the vote or consent of our stockholders. Additionally, two of our five directors are affiliates of the Amphion Group. See Security Ownership of Certain Beneficial Owners and Management.
The price of our common stock has been highly volatile and may continue to be highly volatile, which may adversely affect your ability to sell your shares and our ability to raise additional capital.
     The price of our common stock has been highly volatile and may continue to be highly volatile. For instance, from November 1, 2002 through July 31, 2005, our common stock traded from a low of $.025 to a high of $3.60 per share. The price of our common stock has experienced, and may continue to experience, significant volatility in response to many factors, some of which are beyond our control and may not even be directly related to us, including:
•	changes in financial estimates or recommendations by securities analysts regarding us or our common stock;

•	our performance and the performance of our competitors and other companies in the technology or marketing sectors;

•	quarterly fluctuations in our operating results or the operating results of other companies in the technology or marketing sectors;

•	additions or departures of key personnel;

•	the trading volume of our common stock;

•	general economic conditions and their effect on the technology or advertising and marketing sectors, in general; and

•	competition, natural disasters, acts of war or terrorism or other developments affecting us or our competitors.
     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. This volatility has significantly affected and may continue to affect, the price of our common stock and may adversely affect your ability to sell your shares and our ability to raise additional capital. See Market and Common Equity and Related Stockholder Matters.
Our common stock may be subject to penny stock rules and regulations.
     Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the Pink Sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker/dealer can sell a penny stock, these rules require the broker/dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker/dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker/dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker/dealer will receive for the trade. Finally, the broker/dealer must send monthly account statements showing the market value of each penny stock held in the investor’s account. If these rules are not followed by the broker/dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker/dealers to sell shares of our common stock, and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

USE OF PROCEEDS
     Proceeds from the sale of the 627,799 shares beneficially owned by the selling stockholders described above will inure solely to the benefit of the selling stockholders as the Company will not receive any of the proceeds from such sales. If fully exercised the Warrants would result in the issuance of 1,742,840 shares of our common stock and result in proceeds to the Company of $2,613,160, which would be used for working capital and to pay down any outstanding debt.
DILUTION
     The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.
SELLING STOCKHOLDERS / WARRANT HOLDERS
     The following listed holders own or have the rights to 2,189,514 shares of Axcess International common stock. The listed stockholders own 627,799 shares of Axcess International common stock and the listed warrant holders have the rights to 1,742,840 shares of Axcess International common stock. Upon the effective date of this Registration Statement and pursuant to this prospectus, the listed stockholders will have the ability to sell their stock at any time and the listed warrant holders will have the right to exercise their warrants for the stated value of their warrants and have the ability to sell their stock at any time. Should all the selling stockholders sell their stock at or near the same time, there is a significant likelihood that our stock price will fall.

			Amount of
			Common	Total	Total	Percentage
			Shares To	Shares	Shares	Of Common
			Be Offered	Owned	Owned	Shares
			For Each	Prior	After	Owned
			Stockholders	To This	This	After This
			Account	Offering	Offering	Offering
Selling Shareholders (1)	Address	Components	(2)	(3)	(4)	(5)	Footnotes
Lombard Odier Darier	11, rue de la Carraterie		424,718	884,718	460,000	1.6%
Hentsch (Martin Roth)	CH-1204 Geneva-Suisse	400,000					(6)
		24,718					(7)
John Strauss	3409 Hanover		244,831	474,831	230,000	*
	Dallas, Texas 75225	200,000					(6)
		30,000					(8)
		14,831					(7)
Ivory Overseas Holding	100 Hammersmith Rd.		208,122	646,244	438,122	1.5%
Limited (Enrique Sibauste)	London WG 75P, UK	208,122					(6)
Masaimara Holdings Limited	62 Rue du Rhone		181,125	556,374	375,249	1.3%	(10)
(Bashir Al-Haffar)	1211 Geneva 3,	164,662					(12)
	Switzerland	9,161
Joseph Nuzzi	625 N. Gov. Printz Blvd.		143,803	358,803	215,000	*
	Essingron, PA 19029	100,000					(6)
		43,803					(7)
Lillian Steinberg	20 River Terrace, Apt. 9L		100,000	215,000	115,000	*
	New York, New York 10282	100,000					(6)
Pictet & Cie Geneva SA	140 Broadway		100,000	200,000	100,000	*
(William Pinamonti)	New York, NY 10005	100,000					(6)
Amphion Capital Partners LLC	330 Madison Avenue		98,136	670,000	571,864	2.0%
(Robert Bertoldi / Richard	New York, New York 10017	98,136					(6)
Morgan)							(13)
Sol Barber	625 Westfield Avenue		74,158	75,512	1,354	*
	Westfield, New Jersey	68,021					(6)
	07090	4,944					(7)
		1,193					(9)
Jared Trading Unlimited	La Delaissee 7, 1270 Trelex		74,153	104,153	30,000	*
(Hans K. Jerne)	Switzerland	74,153					(7)
Howard A. Gordon	11350 NW 7th Street		73,168	126,849	53,681	*
	Plantation, Florida 33325	72,530					(10)
		638					(9)
Fortress Mutual Funds Ltd	Carlisle House, 1st Floor		71,918	71,918	—	*
(Roger Cave)	Hinks Street	71,918					(7)
	Bridgetown, Barbados
R. James Macaleer	907 Robin Drive		63,351	126,702	63,351	*
	West Chester, PA 19382	63,351					(6)
Richard Mansell-Jones	66/67 Rose Square,		51,354	216,354	165,000	*
	Fulham Road, SW3 6R’s, London	51,354					(6)

			Amount of
			Common	Total	Total	Percentage
			Shares To	Shares	Shares	Of Common
			Be Offered	Owned	Owned	Shares
			For Each	Prior	After	Owned
			Stockholders	To This	This	After This
			Account	Offering	Offering	Offering
Selling Shareholders (1)	Address	Components	(2)	(3)	(4)	(5)	Footnotes
Mowodi Foundation, Vaduz	Prager Dreifus, Attorney-at-		50,000	110,000	60,000	*
(Tis Prager)	Law	50,000					(6)
	Muehlebachst 6 CH-8008
	Zurich Switzerland
Tis Prager	Prager Dreifus, Attorney-at-		50,000	110,000	60,000	*
	Law	50,000					(6)
	Muehlebachst 6 CH-8008
	Zurich Switzerland
James Sanderson	202 Crossgate Drive		45,495	149,770	104,275	*
	Clark Summit, PA 18411	37,791					(10)
		6,850					(11)
		645					(12)
		209					(9)
Assiduous Limited	CA IB Corporate Finance LTD		33,333	105,456	72,123	*
(William de Gelsey)	80 Cheapside, London EC2V	33,333					(6)
	6EE
Bruno Widmer	Prager Dreifus, Attorney-at-		27,115	87,115	60,000	*
	Law	27,115					(6)
	Muehlebachst 6 CH-8008
	Zurich Switzerland
Gen Invest Ltd	C/O Africa House Group		25,000	67,000	42,000	*
(Wendy Baines)	Woodbourne Road	25,000					(6)
	Douglas, Isle of Man
	IM99 1AW, British Isles
Mitchell Krapes	27 North Street		25,000	82,500	57,500	*
	Bye, New York 10580	25,000					(6)
Steven Steinberg	29 Mimosa Drive		25,000	106,500	81,500	*
	Cos Cob, Connecticut 06807	25,000					(6)
Richard Morgan	88 Foxwood Road		20,000	438,770	418,770	1.4%
	Stamford, Connecticut 06903	20,000					(6)
							(13)
Lawrence Zaslow	20 Cabin Ridge Road		17,379	46,702	29,323	*
	Chappaqua, New York 10514	16,463					(10)
		916					(12)
Brian Silber	444 Madison Avenue		16,667	41,626	24,959	*
	New York, New York 10022	16,667					(6)
Nachum Stein	444 Madison Avenue		13,815	31,783	17,968	*
	New York, New York 10022	12,667					(6)
		957					(12)
		191					(9)
Genevieve Femiano	27 Grissom Ave.		10,000	10,000	—	*
	Staten Island, NY 10314	10,000					(8)
Steven Friedman	444 Madison Avenue		6,667	17,501	10,834	*
	New York, New York 10022	6,667					(6)
RJM Children’s Trust	907 Robin Drive		6,179	8,679	2,500	*
(James Macaleer)	West Chester, PA 19382	6,179					(7)
RJM Foundation	907 Robin Drive		6,179	8,679	2,500	*
(James Macaleer)	West Chester, PA 19382	6,179					(7)
Stan Zaslow	12331 Rockledge Cir.		5,982	110,207	104,225	*
	Boca Raton, Florida 33428	4,985					(12)
		997					(9)
Anna Morgan	88 Foxwood Road		5,665	110,249	104,584	*
	Stamford, Connecticut 06903	4,721					(12)
		944					(9)
							(13)
Frank T. Carey	26 Old Farm Road		5,144	10,288	5,144	*
	Darien, CT 06820	5,144					(6)
Garry Meyer	833 Riverbank Rd.		4,944	6,944	2,000	*
	Stamford, CT 06903	4,944					(7)
Jeanette Hyde	2405 Glenwood Ave.		4,944	4,944	—	*
	Raleigh, NC 27608	4,944					(7)
Leonard Leff	P. O. Box 64672		4,773	85,575	80,602	*
	Los Angeles, California 90064	4,773					(9)
Galloway LTD	Courtview, 12 Mount Havelock		4,771	4,771	—	*
(Brian Byers)	Douglas, Sile of Man	4,771					(7)
	British Isles, 1m1 2Q6

			Amount of
			Common	Total	Total	Percentage
			Shares To	Shares	Shares	Of Common
			Be Offered	Owned	Owned	Shares
			For Each	Prior	After	Owned
			Stockholders	To This	This	After This
			Account	Offering	Offering	Offering
Selling Shareholders (1)	Address	Components	(2)	(3)	(4)	(5)	Footnotes
F & N Associates (Nachum Stein)	444 Madison Avenue New York, New York 10022	4,667	4,667	10,084	5,417	*	(6)
Robert Millet	444 Madison Avenue New York, New York 10022	4,000	4,000	8,600	4,600	*	(6)
Michael Filippone	17 Clover Lane		3,665	4,665	1,000	*
	Northport, NY 11768	3,665					(7)
Mowodi Stiftung	Prager Dreifus, Attorney-at-Law		3,181	6,362	3,181	*
	Muehlebachst 6 CH-8008
	Zurich Switzerland	3,181					(6)
Rutgers Casualty Insurance Co. (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022	2,393	2,872	55,122	52,250	*	(12)
		479					(9)
Sanjay Basu	110 William St.		2,843	5,686	2,843	*
	Clark, NJ 07066	2,843					(6)
Tisu Investment Ltd.	Muehlebachst 6 CH-8008		2,572	5,144	2,572	*
(Tis Prager)	Zurich Switzerland	2,572					(6)
Bruce Contino	325 Scudder Ave.		2,472	2,472	—	*
	Porthport, NY 11768	2,472					(7)
Christopher Lickman	629 Maple Ave.		2,472	3,472	1,000	*
	Elizabeth, NJ 07202	2,472					(7)
William Adam	213 Catherine St.		2,472	3,472	1,000	*
	East Northport, NY 11731	2,472					(7)
David Stirling	3281 Round Hill Road		2,380	14,880	12,500	*
	Branchburg, NJ 08876	2,380					(12)
John O’Dea	6801 Shore Road		1,854	1,854	—	*
	Brooklyn, NY 11220	1,854					(7)
Paul Brown	30 Heather Drive		1,854	2,604	750	*
	Edison, NJ 08820	1,854					(7)
Thomas Brown	30 Heather Drive		1,854	2,604	750	*
	Edison, NJ 08820	1,854					(7)
James Riciotti	66 Cortelyou Ave.		1,766	1,766	—	*
	Staton Island, NY 10312	1,766					(7)
Paul & Hillary Umans Bialowas	8 Rockridge Rd. Ardsley, NY 10502	1,766	1,766	1,766	—	*	(7)
Richard Plum	340 East 72nd St., Apt #4-SW		1,236	1,736	500	*
	New York, NY 10021	1,236					(7)
James & Veronica Delevan	181 – 73 St.		1,236	1,236	—	*
	Brooklyn, NY 11209	1,236					(7)
Lorraine Mastelerz	34 Carriage Ct.		1,236	1,736	500	*
	Scarsdale, NY 10583	1,236					(7)
Patrick Lindsey	1 Hidden Lane		1,236	1,236	—	*
	Bakersfield, CA 93309	1,236					(7)
Robert Webb, Trust DTD 6-15-95 (Robert Webb)	971 N. Doheny Drive West Hollywood, CA 90069	1,236	1,236	1,736	500	*	(7)
Elaine Bompane	6 Stoothoff Rd.		1,193	1,193	—	*
	East Northport, NY 11731	1,193					(7)
Kentucky National Insurance Co. (Nachum Stein)	444 Madison Avenue New York, New York 10022	957	1,148	22,049	20,901	*	(12)
		191					(9)
Gregory Georgek	468 Seneca Rd.		706	706	—	*
	Hornell, NY 14843	706					(7)
Joseph Gorr	61 West 62nd, #15E		706	992	286	*
	New York, NY 10023	706					(7)
David Horn	5 Cornell Trail		618	868	250	*
	Hillsbourgh, NJ 08844	618					(7)
Eddie Calla	31 Hylan Blvd		618	868	250	*
	Staten Island, NY 10312	618					(7)
Rebecca Brown	30 Heather Drive		618	868	250	*
	Edison, NJ 08820	618					(7)
Hasenfeld Stein Pension	444 Madison Avenue		575	11,025	10,450	*
Trust (Nachum Stein)	New York, New York 10022	479					(12)
		96					(9)

*	Less than 1%

1.	The name of the person who has the right to vote the shares. In the case of an entity the names in parenthesis are the names of all the individuals that exercise voting and / or dispositive powers with respect to shares offered for resale.

2.	The number of current shares being registered or the underlying common share for warrants.

3.	Represents the number of shares currently held by the individual or entity including any warrants or options that are exercisable within sixty days of the registration date and are included in this registration statement and excludes all warrants previously registered (SB-2 Registration Number 333-115899), any convertible debt or convertible preferred shares.

4.	Represents the total number of shares that could be held assuming all of the warrants and options that are exercisable within sixty days of the registration statement, and included in this registration statement, are exercised and sold. Excludes all warrants previously registered (SB-2 Registration Number 333-115899), any convertible debt or convertible preferred shares.

5.	The ownership percentage reflects the percentage of the total common shares outstanding of 28,953,959 assuming 1,742,840 warrants including those in this registration statement are exercised and excludes 5,669,279 warrants outstanding that were previously registered (SB-2 Registration Number 333-115899) and convertible debt or convertible preferred shares that could potentially be outstanding in the future.

6.	These warrants were acquired on January 28, 2005 as part of the additional working capital raised through the exercise of warrants. In order to induce the warrant holders to exercise their warrants early we offered and additional warrant for each warrant exercised by January 28, 2005. We issued 1,702,840 additional warrants. The new warrants have an exercise price of $1.50 and they expire on January 31, 2010.

7.	On May 10, 2005, the Board elected to pay all accrued dividends with additional shares. Therefore, $432,446 of accrued dividends was paid by issuing 292,198 shares of restricted Axcess common shares.

8.	These warrants were issued to certain finders to assist in the securing of additional funds.

9.	On May 10, 2005 the Board elected to pay all accrued interest relating to the January 2003 Convertible Debt with additional shares. Therefore, $9,615 of accrued interest was paid by issuing 9,711 shares of restricted Axcess common shares.

10.	These shares were acquired as part of the July 31, 2002 bridge financing. Pursuant to the bridge financing agreement on July 30, 2003, July 30, 2004 and July 30, 2005 the investors have the option to convert one-third of the principal amount plus accrued interest of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company’s common stock for the 20 trading days preceeding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00.

11.	These shares were acquired as part of the January 31, 2003 bridge financing. Pursuant to the bridge financing agreement on January 31, 2004 and January 31, 2005 the investors have the option to convert one-third of the principal amount plus accrued interest of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company’s common stock for the 20 trading days preceeding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50.

12.	On May 10, 2005 the Board elected to pay all accrued interest relating to the July 2002 Convertible Debt with additional shares. Therefore, $27,318 of accrued interest was paid by issuing 27,594 shares of restricted Axcess common shares.

13.	These designated shareholders are related either personally or through their business relationships to the Amphion Group, which is defined to include Mr. Richard C.E. Morgan, a British citizen and Chairman of the Board of Directors of the Company (“Mr. Morgan”), Mrs. Anna Morgan, a British citizen and wife of Richard C.E. Morgan (“Mrs. Morgan”), Robert J. Bertoldi, a U.S. citizen and Director of the Company (“Mr. Bertoldi”), Amphion Ventures, L.P., a Delaware limited partnership (“Amphion Ventures”), Amphion Partners, LLC, a Delaware limited liability company (“Amphion Partners”), Amphion Investments, LLC, a Delaware limited liability company (“Amphion Investments”), Antiope Partners, LLC, a Delaware limited liability company (“Antiope Partners”), Amphion Capital Management, LLC, a Delaware limited liability company (“ACM”), Amphion Capital Partners LLC (“ACP”) formerly known as NVW,LLC a Delaware limited liability company and VennWorks, LLC, a Delaware limited liability company formerly known as incuVest, LLC, (“VennWorks”). Mr. Morgan and Mr. Bertoldi are both directors of Axcess and have been since 1985 and 2000, respectively.

14.	To the knowledge of Axcess, the stockholders not designated in 13 above have no relationship to Axcess, its directors, officers or affiliates

15.	To the knowledge of Axcess, none of the above listed stockholders are NASD broker/dealers.

PLAN OF DISTRIBUTION
     We are registering all the shares of common stock offered by this prospectus on behalf of the selling stockholders who may sell the shares from time to time, or who may also decide not to sell all of the shares that may be sold under this prospectus.
     The selling stockholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:
•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by such broker/dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	transactions in which broker/dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of their shares. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.
     The selling stockholders also may lend or pledge shares to a broker/dealer. The broker/dealer may sell the shares so loaned or, upon a default, the broker/dealer may sell the shares so pledged, pursuant to this prospectus. Broker/dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker/dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.
     Compensation to a particular broker/dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker/dealers or agents and any other participating broker/dealers of the selling stockholders may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.
     The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.
     To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker/dealers engaged by the selling stockholders may arrange for other broker/dealers to participate in the resales.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling stockholders that any material arrangement has been entered into with a broker/dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:
•	the name of each selling stockholder and of the participating broker/dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker/dealer(s), where applicable;

•	that such broker/dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.
LEGAL PROCEEDINGS
     Axcess is engaged in a number of lawsuits with approximately seven vendors who claim they are owed amounts from $500 to $45,000, which aggregates in total $99,336. We are currently defending or seeking to settle each of the vendor’s claims. At June 30, 2005, we had accrued the delinquent amounts we expect to be liable for, for the claims described in this paragraph.
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS
Management of Axcess
     The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. The following table sets forth, as of August 16, 2005, Axcess’ directors, executive officers and significant employees, their ages, and their positions within Axcess.

Name	Age	Position	Committee

Richard C.E. Morgan	61	Chairman of the Board of Directors	(1*) (3*) (4)
Allan Griebenow	52	Director, President and Chief Executive Officer	(1)(4)
Allan L. Frank	41	Vice President, Secretary and Chief Financial Officer
Robert J. Bertoldi	50	Directors	(2)(4)
Paul J. Coleman, Jr.	73	Director	(2*)(4)
Robert F. Hussey	55	Director	(2) (3) (4)
Jim A. Feguson	63	Vice President, Strategic Sales

(1)	Executive Committee

(2)	Audit Committee

(3)	Compensation Committee

(4)	Nominating and Governance Committee

*	Indicated Chairman of the Committee
     Richard C. E. Morgan has served as a director and Chairman of the Board of the company since 1985. Since 2003 Mr. Morgan has been Chairman and Chief Executive Officer of Amphion Capital Partners LLC a private equity and venture firm that he co-founded. In November 1999, Mr. Morgan co-founded VennWorks LLC, a venture capital company and since then has served as its Chairman and Chief Executive Officer. In 1995, Mr. Morgan co-founded Amphion Capital Management, LLC, a private equity and venture capital firm, and since then has served as one of its Managing Members. From 1986 Mr. Morgan has been a Managing Member of Wolfensohn Partners, LP, (now known as Amphion Partners LLC), the General Partner of Wolfensohn Associates LP (known as Amphion Ventures LP) a technology and life science fund. Mr. Morgan serves on the Board of Directors of Celgene Corp., which develops and markets biotechnology products. Mr. Morgan is also a director of several private and non-profit companies, including Orbis International, Inc., a non-profit organization dedicated to fighting blindness worldwide.
     Allan Griebenow has served as a director, President and Chief Executive Officer of the Company since July 1999. He founded Prism Video, Inc. in 1994 and was Chief Executive Officer of Prism Video, Inc. from 1994 to July 1999. Mr. Griebenow was President, CEO and a Director of PV Holdings, Inc. until December 2003. Mr. Griebenow spent the past twenty years in the telecommunications and advanced applications industries. He started his career in 1979 as a Presidential Management Intern with NASA, and holds a B.S. in Business Administration from the University of Maryland and an MBA from San Francisco State University.
     Allan L. Frank has served as Vice President, Secretary and Chief Financial Officer of the Company since March 2002. From July 1999 through June 2001, Mr. Frank was Vice President, Chief Financial Officer and Secretary for Vast Solutions, Inc., a spin-off from Paging Network, Inc. (“PageNet”). Vast Solutions, Inc. filed for bankruptcy in April 2001. From September 1993 through July 1999, Mr. Frank served in numerous positions at PageNet, including as Vice President of Corporate Development and Director of Financial Analysis, and as Director of International Finance for Paging Network International, a subsidiary of PageNet. Prior to PageNet, Mr. Frank worked at FoxMeyer Corporation, OrNda HealthCare and Dalfort Aviation Services. Mr. Frank holds a B.S. in Business Administration from The Ohio State University and an MBA from the University of North Texas.
     Robert J. Bertoldi has been a director of the Company since June 2000. Since 2003 he has been the President and Chief Financial Officer of Amphion Capital Partners LLC a private equity and venture capital firm that he co-founded. Since January 2000, Mr. Bertoldi has been the President of VennWorks, LLC, a venture capital company that he co-founded. Since 1995, Mr. Bertoldi has been a Managing Member of Amphion Capital Management, LLC, a private equity and venture capital firm, and of Amphion Partners LLC, the General Partner of Amphion Ventures LP, a technology and life science fund. Prior to 1995 Mr. Bertoldi served as the Chief Financial Officer of James D. Wolfensohn Inc. and Hambro America Inc.
     Paul J. Coleman, Jr. has served as a director of the Company since 1982. He is President and Chief Executive Officer of the Girvan Institute of Technology, a non-profit, public benefit corporation engaged in research, technology development, and education related to high-technology enterprise. Dr. Coleman is an emeritus professor of space physics at the University of California at Los Angeles (“UCLA”). He currently serves as a director of Knowledge Vector, Inc., Girvan Ventures, Inc. Moffett Management Pvt. Ltd., and the Girvan Institute. He is a former director of CACI International, Fairchild Space and Defense Corporation, the Universities Space Research Association (USRA) and others. He has held positions as assistant director of the Los Alamos National Laboratory; president and chief executive officer of USRA, (managing) director of the Institute of Geophysics and Planetary Physics at UCLA; and (managing) director of the National Institute for Global Environmental Change of the U.S. Department of Energy.
     Robert F. Hussey has served on the Board since September 2002. Mr. Hussey currently serves as Chief Operating Officer and Director of H.C. Wainwright & Co. and interim President, CEO and Director Digital Lightwave, Inc. Mr. Hussey also serves on the boards of i2Telecom, Inc., NUR Corporation, Distributed Power Corporation and on the board of advisors for Argentum Capital Partners. From 1991 through 1996, Mr. Hussey served as President, CEO and Director of MetroVision of North America. From 1984 through 1991, Mr. Hussey was Founder, President, CEO and Director of POP Radio Corp. Prior to POP Radio, Mr. Hussey worked at Grey Advertising, Inc., E.F. Hutton and American Home Products, Inc. Mr. Hussey received a B.S. in Business Administration from Georgetown University and an MBA in International Business from George Washington University.
     James A. Ferguson has served as Vice President, Strategic Sales since June 2004. From June 2002 through May 2004, Mr. Ferguson was Vice President, Business Development for Innovision Research & Technology PLC, a United Kingdom based application specific integrated circuit (ASIC) design organization. From 2000 to 2002, Mr. Ferguson served as National Sales Manager with Axcess. From 1997 to 2000, Mr. Ferguson served as Regional Sales Manager with Prism Video, Inc. Mr. Ferguson has served in numerous technology sales positions with Xerox Corporation and Wang Laboratories. Mr. Ferguson was a commission USAF officer from 1967 to 1972. Mr. Ferguson holds a B.S. in Business Administration from the University of Arizona and a M.S. from Ball State University.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
     The following table sets forth the number of shares of each class of stock beneficially owned as of August 16, 2005, by each person known by Axcess to be the beneficial owner of more than five percent of any class of our voting securities as of August 16, 2005. Except as noted below, to our knowledge, each stockholder listed below has sole voting and investment power with respect to all shares of stock shown beneficially owned by the stockholder.
Name and Address of

		Amount and		Percentage of
		Nature of	Percentage	Common
Beneficial Owner	Title of Class	Beneficial Owner	of Class	Voting Power

Amphion Group (1) 330 Madison Avenue New York, NY 10021	Voting Common Stock	20,261,612 (2)	54.6%	50.8%

*	Less than 1%

(1)	See the following table regarding the beneficial ownership of the Amphion Group.

(2)	Includes 2,946,586 shares that the Amphion Group has the right to acquire pursuant to warrants and options that are exercisable within 60 days.
     The following table sets forth the number of shares beneficially owned by the Amphion Group, which is defined to include Mr. Richard C.E. Morgan, a British citizen and Chairman of the Board of Directors of the Company (“Mr. Morgan”), Mrs. Anna Morgan, a British citizen and wife of Richard C.E. Morgan (“Mrs. Morgan”), Robert J. Bertoldi, a U.S. citizen and Director of the Company (“Mr. Bertoldi”), Amphion Ventures, L.P., a Delaware limited partnership (“Amphion Ventures”), Amphion Partners, LLC, a Delaware limited liability company (“Amphion Partners”), Amphion Investments, LLC, a Delaware limited liability company (“Amphion Investments”), Antiope Partners, LLC, a Delaware limited liability company (“Antiope Partners”), Amphion Capital Management, LLC, a Delaware limited liability company (“ACM”), Amphion Capital Partners LLC (“ACP”) formerly known as NVW,LLC a Delaware limited liability company and VennWorks, LLC, a Delaware limited liability company formerly known as incuVest, LLC, (“VennWorks”).
     The Amphion Group disclaims in its filings with the Securities and Exchange Commission that it holds any securities of the Company as a group, within the meaning of any applicable securities law or regulation. Amphion Partners is the sole general partner of Amphion Ventures. Messrs. Morgan and Bertoldi are the managing members of Amphion Partners, Antiope Partners and Amphion Investments. Mr. Morgan is the Chairman of the Board of Directors and Chief Executive Officer of VennWorks. Mr. Bertoldi is the President of VennWorks.
     Based on amended Schedule 13D filed by certain members of the Amphion Group with the SEC on February 10, 2000, Amphion Ventures, Amphion Partners and Mr. Morgan share voting power with respect to certain of the shares owned by them. Also, based on the Schedule 13D, Mr. Morgan shares voting power for the shares held by Amphion Investments, Antiope Partners and certain other shares held by Amphion Partners. Mr. Morgan disclaims beneficial ownership of the shares held by each of the Amphion Group.

	Voting Common		Warrants		Options		Total

Amphion Ventures LP	9,219,305		795,472	(1)	—		10,014,777
VennWorks LLC	5,677,006		1,831,332	(2)	—		7,508,338
Antiope Partners LLC	1,109,182		—		—		1,109,182
Amphion Capital Partners LLC	670,000		116,136	(3)	—		786,136
Mr. Morgan	550,708	(4)	20,000	(5)	63,323	(6)	634,031
Mr. Bertoldi	—		—		120,323	(7)	120,323
Amphion Capital Management LLC	16,700		—		—		16,700
Amphion Investments LLC	44,000		—		—		44,000
Amphion Partners LLC	28,125		—		—		28,125

Total of Amphion Group	17,315,026		2,762,940		183,646		20,261,612

(1)	Includes four different grants ranging in price ($2.10 to $2.75) and expiration dates (September 30, 2005 to October 22, 2008).

(2)	Exercise price of $2.75 and expiration date of November 30, 2005.

(3)	Includes two different grants ranging in price ($1.50 to $2.60) and expiration dates (November 12, 2005 to January 28, 2010).

(4)	Includes 110,249 shares of common stock issued to Mrs. Morgan, the wife of Mr. Morgan.

(5)	Exercise price of $1.50 and expiration date of January 28, 2010.

(6)	Options to purchase 63,323 shares of common stock that are exercisable within 60 days.

(7)	Options to purchase 120,323 shares of common stock that are exercisable within 60 days.
     The following table sets forth the number of shares of each class of stock beneficially owned as of August 16, 2005, by each director who beneficially owns equity securities and the executive officers of Axcess, and all of our directors and executive officers as a group. The business address of each director and executive officer is c/o Axcess International, Inc., 3208 Commander Drive, Carrollton, Texas 75006. To Axcess’ knowledge, each stockholder listed below has sole voting and investment power with respect to all shares of stock shown beneficially owned by the stockholder, except for Mr. Morgan’s beneficial ownership, which is discussed in the introduction to the previous table above.

		Amount and
		Nature of	Percentage	Percentage
Name of		Beneficial	of	of Common
Beneficial Owner	Title of Class	Owner	Class	Voting Power

Richard C.E. Morgan (1)	Voting Common Stock	17,315,026	63.7%	63.7%
Robert J. Bertoldi (2)	Voting Common Stock	16,764,318	61.7%	61.7%
Allan Griebenow (3)	Voting Common Stock	14,580	*	*
Paul J. Coleman, Jr. (4)	Voting Common Stock	80	*	*
Allan L. Frank (5)	Voting Common Stock	—	*	*
Robert F. Hussey (6)	Voting Common Stock	—	*	*
James A. Ferguson	Voting Common Stock	—	*	*
All Directors, Director	Voting Common Stock	17,329,686	63.8%	63.8%
Nominees and Executive Officers as a group (8 individuals)

*	Less than 1%.

(1)	The number of shares of voting common stock includes 440,459 shares held directly, 16,764,318 shares held by other entities within the Amphion Group (defined in Note 1 to the immediately preceding table above), 110,249 shares owned by Mr. Morgan’s wife. However, the number of shares of voting common stock excludes 83,323 shares that Mr. Morgan has the right to acquire pursuant to option and warrant agreements that are exercisable within 60 days, 2,762,940 shares that entities within the Amphion Group have the right to acquire pursuant to option and warrant agreements that are exercisable within 60 days. As detailed in Note 1 to the immediately preceding table above, Mr. Morgan disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Group.

(2)	Includes 16,764,318 shares held by other entities within the Amphion Group (defined in Note 1 to the immediately preceding table above). However, excludes 120,323 shares that Mr. Bertoldi has the right to acquire pursuant to option and warrant agreements that are exercisable within 60 days and 2,762,940 shares that entities within the Amphion Group have the right to acquire pursuant to option and warrant agreements that are exercisable within 60 days. As detailed in Note 1 to the immediately preceding table above, Mr. Bertoldi disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Group.

(3)	Includes 14,580 shares of common stock held directly by Mr. Griebenow and 280 shares owned jointly with his wife. Excludes 990,396 shares that Mr. Griebenow has the right to acquire pursuant to option agreements that are exercisable within 60 days.

(4)	Includes 80 shares of common stock held directly by Mr. Coleman and excludes 138,000 shares that Mr. Coleman has the right to acquire pursuant to option agreements that are exercisable within 60 days.

(5)	Excludes 350,742 shares that Mr. Frank has the right to acquire pursuant to options that are exercisable within 60 days.

(6)	Excludes 72,823 shares that Mr. Hussey has the right to acquire pursuant to options that are exercisable within 60 days.
CHANGE IN CONTROL
     To the knowledge of Axcess International, Inc., no change in control of Axcess has occurred since December 1998.
DESCRIPTION OF SECURITIES
     Axcess International, Inc.’s Amended Certificate of Incorporation authorizes the issuance of (i) 50,000,000 shares of common stock, par value $.01 per share, (ii) 2,250,000 shares of convertible non-voting common stock, par value $.01 per share, and (iii) 7,000,000 shares of convertible preferred stock.
COMMON STOCK
     As of August 16, 2005, there were 27,392,244 shares of common stock outstanding held by approximately 872 stockholders of record. Immediately following this offering, there will be 27,392,244 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See Dividend Policy. If we are subject to a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and non-assessable.
PREFERRED STOCK
     The Company has authorized 7,000,000 shares of convertible preferred stock, of which shares designated in four series have been issued. Information with respect to the series of preferred stock outstanding at each balance sheet date is summarized below.

	2003B	Series
	Series	2004
Number of shares authorized	2,750,000	625,000

Stated value	$0.01	$0.01

Number of shares issued and outstanding:
December 31, 2004	1,790,000	625,000
June 30, 2005	1,790,000	625,000

Conversion ratio (or conversion price) of preferred shares into common	1 to 1 into voting common stock	1 to 1 into voting common stock

Liquidation preference	None	None

Dividend rights	7% per annum, cumulative	7% per annum, cumulative

(a)	Series 2003B Preferred Stock
     The Company completed a $3,132,500 exempt Preferred Stock Offering during the fourth quarter of 2003. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consisted of 40,000 shares of Preferred Stock bearing a 7% dividend, approximately 2,000 shares of common stock and 40,000 warrants to purchase the Company’s common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $3.75. During the three months ended June 30, 2005 there were $54,669 of dividends accrued for Series 2003B Preferred Stock. On May 10, 2005, the Board elected to pay all accrued dividends with additional shares. Therefore, $326,008 of accrued dividends were paid by issuing 220,280 shares of restricted Axcess common shares. Dividends payable were $30,638 and $247,309 for Series 2003B Preferred stock at June 30, 2005 and December 31, 2004, respectively. As of June 30, 2005 and December 31, 2004, the Company had 1,790,000 shares of Series 2003B Preferred shares outstanding.
     In connection with the issuance of the 2003B Preferred Stock, the Company recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock. As of June 30, 2005 that amount is reflected in accumulated deficit on the balance sheet.
     (b) Series 2004 Preferred Stock
     During the second quarter of 2004 the Company raised a net of $1,200,000 of additional working capital through a Preferred Stock Offering. The Preferred Stock is designated as 2004 Preferred and consisted of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company’s common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $4.00. During the three months ended June 30, 2005 there were $26,178 of dividends accrued for Series 2004 Preferred Stock. On May 10, 2005, the Board elected to pay all accrued dividends with additional shares. Therefore, $106,438 of accrued dividends were paid by issuing 71,918 shares of restricted Axcess common shares. Dividends payable were $14,671 and $68,753 for Series 2004 Preferred stock at June 30, 2005 and December 31, 2004, respectively. As of June 30, 2005 and December 31, 2004, the Company had 625,000 shares of Series 2004 Preferred shares outstanding.
     In connection with the issuance of the 2004 Preferred Stock, the Company recorded preferred stock dividend requirements of $1,002,540 that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock. As of June 30, 2005 that amount is reflected in accumulated deficit on the balance sheet.
STOCK OPTIONS AND WARRANTS
     Stock Option Plans
     Under the Company’s 2005 Equity Incentive Plan, the Company may grant up to 5,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. No shares have been issued under this plan. Options are generally granted each year and have various vesting requirements. Options granted typically vest over a four-year period.
     With the shareholders approval of the 2005 Equity Incentive Plan, the Company will not issue anymore options under the Company’s 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan may grant up to 2,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. The Company has issued stock options to various members of the Board of Directors and officers of the Company under this plan. Options are generally granted each year and have various vesting requirements. Options granted typically vest over a four-year period. During 2004 and 2003, the Company made grants of 190,000 and 0 options, respectively, as an inducement for the employment of certain employees of the Company, which did not reduce the 2,000,000 options available for grant under the stock option plan.
     In 1998, the Company adopted a director compensation plan pursuant to which it pays each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding an annual grant of 5,000 options to acquire common stock of the Company at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the “Annual Grant”). The Annual Grant customarily occurs on the date of the Company’s annual meeting. The director compensation plan also provided for an one-time initial grant of 15,000 to each director of the Company as of July 21, 1998, the date the director compensation plan was approved by the Company’s stockholders (the “Initial Grant”). The Company has authorized 150,000 shares for issuance under this plan.

     Stock option transactions for the years ended December 31, 2004 and 2003 are summarized below:

	2004		2003
		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE
		EXERCISE		EXERCISE
	OPTIONS	PRICE	OPTIONS	PRICE
Options outstanding at beginning of year	2,468,465	$2.40	2,175,999	$3.20
Options granted	905,749	2.10	1,000,000	0.40
Options exercised	(85,800)	0.40	(30,750)	1.70
Options forfeited	—	—	(676,784)	2.04

Options outstanding at end of year	3,288,414	2.37	2,468,465	2.40

Options exercisable at end of year	2,113,755	2.10	1,840,670	1.94

Options available for grant at the end of the year	1		715,750

Fair value of options granted during the year	1,552,141		270,000

The options outstanding at December 31, 2003 have exercise prices as indicated in the table below.

	Number of	Weighted Average
Option Price	Options	Remaining Life

$0.00 — $1.00	769,700	8.95
$1.01 — $2.00	1,159,999	8.79
$2.01 — $3.00	889,375	6.19
$3.01 — $4.00	201,340	5.84
$4.01 — $5.00	20,000	6.42
$5.01 — $6.25	248,000	5.22

Total	3,288,414	7.66

     During the six months ended June 30, 2005 the Company Shareholders approved the 2005 Equity Incentive Plan which allows an additional 5,000,000 options. No shares have been issued under this plan.
     The Company has issued warrants to purchase common stock in connection with issuance of notes payable to stockholders, convertible debentures, and preferred stock. The following table summarizes warrants outstanding at December 31:

	2004			2003
WARRANTS	EXERCISE PRICE	EXPIRATION	WARRANTS	EXERCISE PRICE	EXPIRATION
7,918,947	$0.65 — 3.20	05/05 — 02/08	8,242,167	$0.65 — 3.00	07/04 — 02/08

7,918,947			8,242,167

     During the twelve months ended December 31, 2004 the Company issued an additional 357,120 warrants in conjunction with the 2004 preferred equity offering. The warrant price was $3.20 and they expire May 6, 2006.
     During the six months ended June 30, 2005 the Company issued and additional 1,742,840 warrants as part of the warrant inducement program and to individual for consulting services. The warrant price range from $1.40 to $1.60 and they expire between January 31, 2007 and January 28, 2010. During the same six months ended June 30, 2005 the company had 1,702,840 warrants exercised and 546,828 expire unexercised.
     As of August 16, 2005 there were a total of 7,412,119 warrants outstanding.
TRANSFER AGENT AND REGISTRAR
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

INDEMNIFICATION
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
DESCRIPTION OF BUSINESS
Overview
     Axcess, through its proprietary technology, is a manufacturer of advanced physical security and enterprise asset management systems that can automatically locate, identify, track, monitor, count, and protect people, property and vehicles. The purpose of the systems is: to reduce loss and liability; to increase the efficiency of a client’s employees; and to improve the management of personal property, logistics, and facilities. Axcess utilizes two patented and integrated technologies: battery-powered wireless tagging called Active-Radio Frequency Identification (RFID) and network based streaming digital video (IPTV). The primary applications of our technology are: network-based security video recording and surveillance; automatic “hands-free” personnel and vehicle access control; and automatic asset tracking and protection. Systems are sold through systems integrators who manage the sale, provide the installation, and first level customer service. The systems utilize the customer’s existing infrastructure or are embedded within an integrator’s total solution package. Complete end-to-end systems can also be purchased from Axcess’ employing enterprise software or browser-based hosted software. Our principal offices are located at 3208 Commander Drive, Carrollton, Texas, 75006, and our telephone number is 972-407-6080.
Company History
     Axcess was formed in November 1982 as Lasertechnics, Inc. Prior to 1999, Axcess, through two subsidiaries, sold high-end dye-sublimation card printers and high-speed laser marking equipment. During 1998, we determined that it could not be consistently profitable selling these products. Accordingly, in October 1998, we discontinued the operations of our 96% owned subsidiary, Sandia Imaging Systems Corporation, which was engaged in distributing and reselling high-end dye-sublimation card printers and consumables. We sold this business in December 1998. A second subsidiary, Lasertechnics Marking Corporation, was engaged in fabricating, distributing and selling high-speed laser marking equipment. In April 1999, we sold Lasertechnics Marking Corporation to affiliates of Amphion Ventures, LP, a major stockholder of ours. See also “Item 12. Certain Relationships and Related Transactions.”
     Axcess then made a concerted effort to enter into the high technology security products marketplace, and identified RFID as its initial target. In September 1998, we consummated the acquisition of the RFID based intellectual property assets of ASGI, Inc. and Nauta, Inc., unaffiliated entities to Axcess. The intellectual property assets included a patent, trade secret rights, software, hardware, product designs and all other technical information necessary for us to manufacture and market RFID products to the access control and asset management markets.
     In July 1999, Axcess acquired another company in the security technology marketplace in the digital video or CCTV area. We acquired substantially all of the assets, including the network video technology, of Prism Video, Inc. Prism Video, Inc. was engaged in the development, design, manufacture and marketing of video security technology and video storage products. Axcess then hired new senior management experienced in the packaging, sales, and marketing of high technology security products.
     Axcess further developed the RFID and network-based streaming video technologies throughout 2002 and 2003. It also secured key reference accounts and established branding for its product lines during the period. In November 2001, we acquired all of the assets of IVEX Corporation relating to its VSA 1200 Project. The VSA 1200 project was an embedded processor-based multimedia streaming network appliance that pushes advanced video and audio processing directly onto the corporate or Internet backbone, then to any point on the network, including handheld devices. Axcess believes that IVEX’s unique architecture offers a strategic platform on which to build value, adding video filtering and detection software, which we expect to, improve the effectiveness of the IVEX product line as well as provide a competitive advantage to us. Throughout 2002, 2003 and 2004, we used our reference customers and our brand awareness to secure key marketing channel partners. These partners are important to the future revenue growth of Axcess’ business due to their market presence. We believe that by integrating our systems into the systems of these channel partners, adoption of our technologies and products will be accelerated. Axcess has completed the integration efforts with certain channel partners and is in the process of integrating others.
     In April 2003, we changed out name from Axcess Inc. to Axcess International, Inc.

Sales Channels
     Axcess utilizes an indirect sales model focused primarily on system integrators as marketing channel partners capable of selling, installing and servicing network-based CCTV, access control and asset management applications. Other outlets include distributors, specialty dealers, catalog sales organizations, and OEMs (original equipment manufacturers). Axcess is continuing channel development in the security industry, by focusing on large system integrators that have significant sales in which we hope to participate in. The system integrators and dealers are responsible for the installation in almost all cases. Axcess has three sales people that support individual sales as needed. Using established channels to gain widespread exposure and sales leverage is a well-utilized model in the industry.
     The indirect sales model allows us to address multiple industry segments generically, including manufacturing, wholesale / distribution, retail, services, government, education and finance. The indirect sales model fits the characteristics of our product portfolio with other products, which become system solutions that require custom site planning and installation. Sales generally have multiple locations with the average revenue per system location in the tens of thousands, and are based on a new technology and its application to traditional security problems. By working directly with established marketing channel partners, this indirect model also gives us the flexibility to introduce new products and applications as they are developed.
     We work directly with the end user for certain focused large system sales opportunities. This approach enables us to prospect directly for selected larger transactions and reference accounts in a prudent, “opportunity driven” fashion. The eventual installation is still accomplished through an established channel partner.
     In 2004, we began to pursue the enterprise supply chain/logistics market for RFID solutions. We announced the Onlinesupervisor middleware and software platform and its ability to operate in a compatible fashion with Global Electronic Product Code (EPC) RFID tagging standards. We also announced a recent example where a customer implemented a vehicle access control solution, which automatically tied the vehicle to the inventory it was carrying.
Partnering
     Axcess believes that the security integration business will continue to go through consolidations and grow by acquisition, and that each of the large integrators are working to develop full-product portfolios to provide the widest range of solutions for their customers. We also believe that our products can play a key role as strategic elements of these portfolios, and that the integrators bring to Axcess broad product and corporate exposure and sales capabilities. The security systems integration industry is a $4.5 billion segment, up from $1.5 billion in 1995 and the segment is growing at approximately 12% — 15% per annum according to a Security Distributing and Marketing (SDM) Magazine report. The largest global integrators that provide security technology solutions include Honeywell, Tyco, Siemens, Group 4 and General Electric.
     Axcess has signed partnering agreements with several integrators. In general, these agreements provide for the integrators to sell and market Axcess’ products, favorably price Axcess’ products based on the volume of the Axcess’ products sold, provide customer service support for the Axcess products sold by the integrators, and integrate Axcess products into the integrator’s system. We believe this integration strategy has advantages over its prior partnership arrangements and will offer an increased opportunity for rapid sales growth.
     Honeywell. In 2000, Axcess signed a product development and marketing agreement with Honeywell and completed their integration and began actively marketing our products during the fourth quarter of 2003. Honeywell has bid and sold Axcess’ RFID products to support the United States Department of Defense procurements in asset management and we believe that some of the resulting programs may be awarded in 2005.
     Sonitrol (Tyco). In 2000, Axcess signed a strategic partnership agreement with Sonitrol. In 2002, Sonitrol finished the integration of Axcess’ software into the security-monitoring platform of Sonitrol. The solution provides video capability for their security monitoring franchises.
     Software House, Sensormatic, and ADT (Tyco). In 2001, Axcess was selected by Software House as the preferred provider of RFID solutions for asset management. Since then, Axcess’ ActiveTag™ products have been integrated into the C-Cure 800 access control system. Sensormatic and ADT also have the capability to sell the Axcess system integrated into C-Cure. During 2004, Tyco International’s ADT group delivered a new product release to its organization announcing the AXCESS ActiveTagTM product line is now available for sale by ADT. Tyco’s SoftwareHouse group currently carries and supports the complete line of ActiveTagTM products which is now available to ADT.
     PSA Security. In 2003, the security industry’s largest buying cooperative, PSA and Axcess agreed to partner whereby we would supply PSA’s approximate 135 integrators with our system solutions. In April 2004, we demonstrated our products at PSA’s annual trade show in Las Vegas.
Other Integrator Partners
     Axcess has signed partnership agreements with GTSI, Anixter and Samsung USA. The Axcess system has been integrated into the systems provided by Samsung, Iteras, and TVL, totaling five integrators who have the Axcess system embedded into their core solutions.

Products and Technology
     Under the ActiveTag™ label, Axcess supplies active RFID system solutions that connect directly into standard security systems or utilize the enterprise networks or the Internet. ActiveTag™ is a multi-use, single-system solution scaleable for small, medium, and large enterprises. This versatile technology has three patents awarded with applications for two additional patents pending. The system supports a variety of automatic monitoring and tracking applications, including electronic asset protection and asset management, and automatic personnel and vehicle access control.
     ActiveTag™ uses small, battery-powered tags that, when automatically activated at control points throughout a facility, transmit a wireless message to palm-size receivers networked on an existing corporate local area network (commonly referred to as LAN). Tag identification and location information are instantly forwarded to a local security control panel or transmitted over the network to a host computer. ActiveTrac™ is an application software program that logs and displays the information from the tag to provide a comprehensive picture of the person, asset or vehicle being tracked. In addition, Axcess is continuing to develop OnlineSupervisor™ software, which has a browser-based display and provides real-time management solutions through reporting, display, and decision and control functions.
     ActiveTag™ tracks assets as the assets enter, exit and move within a facility to monitor their whereabouts, detect theft and prevent loss. ActiveTag™ software can link assets and personnel together to provide a non-invasive, hands-free access control and asset protection solution at perimeter doors and other controlled entry and exit points. Personnel tags include a panic button for increased personal safety and peace of mind. This software can track vehicle and equipment movements to provide real-time, paperless logistics data and automated gate control. Not only can pallets, containers or boxes be tracked in real-time, but also a beaconing feature (where the tag transmits on a fixed time interval) allows the user to automatically count and monitor all inventory, even while stationary. One version of the RFID tag includes an embedded temperature sensor inside to monitor and transmit measurement of ambient temperature or to signal when the temperature moves outside of a defined range. This sensor capability is utilized today for helping with the early detection of computer server failure in data centers. Another version of the RFID tag has external sensors so the tag can act as a low-cost wireless transmitter.
     The Axcess Prism Video products offer a fully networked, digital video system for enterprises providing remote and local security video (CCTV), as well as digital video recording. Enterprises use this system to transmit and view video to detect security incidents. Axcess offers proprietary VSLE video compression, supported by twelve patents with applications for one more patent pending. The advanced compression technology allows video to be viewed live over traditional phone lines or on any network computer, and recorded and efficiently stored for analysis at a later time. A full array of Prism Products, including cameras, transmitters and recorders, provide customers with low cost, enterprise-wide digital video solutions over the network. Cameras and transmitters can utilize any transmission facility, including phone lines, ISDN, LAN, Internet or other facility. High speed, real-time video and audio provides visibility into operations to improve life safety, improve efficiency, observe sales programs, reduce theft, and monitor compliance with both legal and corporate guidelines.
     The LANconnect™ product line is comprised of advanced multimedia streaming network appliances that acquire video at the source, and then provide advanced video and audio processing over the network to digital recorders and on to the other points of the network. The combination of highly-integrated embedded processing power and programmability allows digital video processing to be distributed at the analog source, freeing up valuable network bandwidth, reducing video storage requirements, eliminating single point of failure and enabling the user to select the quality of the video. The LANconnect system also stores video digitally, which allows fully distributed storage. These storage possibilities make the video network efficient by transmitting needed video only, yet making all of the video available on demand. Only needed, “exception-based” video is transmitted either on alarm or on-demand.
     The LANcam™ network camera transmits digitized CCTV video directly over an enterprise LAN at low bandwidths. Each camera is independently controllable, including the control for the amount of network capacity or bandwidth the camera utilizes, which prevents performance impacts on other applications.
     Network-based digital video recording can be widely distributed geographically using LANcorders™ to provide easy access to recorded video along with live video on-demand. The Axcess specialized implementation includes a software only videocassette recorder, or time-lapse recorder, utilizing standard computers on the existing network for recording rather than dedicated hardware recorders. This architecture includes distributed video recording along with playback and live viewing over an existing computer network. We believe that this inherently low cost and flexible architecture establishes a foundation upon which we may compete today and in the future.
     The Prism Video line includes a suite of software products for viewing live and recorded video. These products range from dedicated security software applications, to web page viewing for casual use. The products also permit a user to view video on wireless devices such as handheld computers connected to a standard wireless LAN system.
     The Onlinesupervisor™ system integrates the presentation of RFID data and digital video to a standard web browser. Through a display customized to each end user, real-time status is integrated with live and recorded digital video. Events that can be shown involve premises security, physical asset protection, personnel staffing, and operations performance. Up to the minute personnel and asset inventory counts are provided. Live streaming video is available of each site, via the network connection.

Each monitored event is linked to the database of recorded video files to enable the viewing of tagged events such as personnel activity at door entrances and exits, access to controlled areas, and asset movements. The system is available as a stand alone enterprise solution or as a portal-based solution hosted by Axcess. We believe that the system is unique in its ability to link information read from a tag with video clips and pictures from the scene surrounding the tag.
     Typical applications of our products include:
     “Hands-free” automatic personnel identification and access control. Doors can be automatically opened as the accredited employee approaches the door, enabling rapid and easy entrance without presenting a card to be swiped. Multiple logical control zones can be set up within a facility, making key areas automatically more secure as non-authorized people are quickly identified. The identification can be linked to tagged assets to improve asset management accountability.
     “Hands-free” automatic vehicle identification and access control. Vehicles automatically enter a controlled or gated area with a validated tag placed in the vehicle. The tag is recognized as it approaches the gate, allowing “rolling access” and facilitating entrance and exit speed. For industrial applications, driver tags and inventory tags can be matched to ensure integrity of the shipment.
     Electronic asset protection and tracking. Assets, such as computers and medical equipment, are automatically tracked as they move throughout the facility and protected if they approach a perimeter door without authorization. Linking to custodian tags provides accountability and instant authorized movement.
     Electronic fixed asset inventory and protection. Static assets such as desktop computers can be tagged and automatically inventoried at periodic intervals. Should the assets be moved, their location is identified and automatically tracked.
     Electronic inventory control and tracking. Inventory items, such as pallets, crates, barrels and vessels, can be automatically located, identified, and tracked as they move, and protected against unauthorized removal.
     Corporate CCTV digital video recording. Traditional security video recording can be done digitally, apart from the source camera to ensure efficiency, quality, performance and availability.
     Remote CCTV surveillance. Traditional security surveillance is provided via telephone line or over the network to give remote viewing for security central monitoring and for operations review. In retail stores, this provides life safety as well as improved monitoring of operations. In schools, student monitoring is improved with live, on-campus video available to the police. In homeland defense, live video of an incident is available to authorities, including mobile professionals.
     Automatic personnel accounting (mustering). In cases of catastrophic disaster involving buildings, tags on people are used to identify who exited safely.
Markets
     Axcess operates in the electronic security products and systems markets. Its products have been designed, built and introduced with general purpose, broad applications in mind, cutting across many industries. Some examples of product solutions in selected markets are provided below.
     Retail CCTV. Management and security station personnel can use Axcess products to remotely supervise facilities such as retail stores, convenience stores, and fast food stores from the desktop using video transmitted over an enterprise WAN, the Internet, or modem. Retail personnel can also use remote video systems in retail for life safety and to reduce employee theft. Axcess has many notable customers in this market.
     Education. Various schools and universities are implementing tagging to protect data center assets; schools and universities are also using networked video for life safety reasons. Many schools and universities already have built-out networks, so RFID tagging and networked video may be added for the incremental cost of this equipment. Built-out networks also offer additional flexibility to move video remotely and share video data with school administrators and authorities.
     Corporate Access Control and Asset Management. Employees may gain access to company premises using automatic hands-free personnel RFID tags that may also be placed on corporate assets, such as laptops, to track movements and prevent loss. Axcess, through its control-point architecture, believes that it has a unique solution to address this market by tagging laptops and implementing control zones.
     Corporate Security CCTV. We believe that security CCTV is the fastest growing segment for security products and systems. Management personnel can use security CCTV to view live motion video over the network and access stored video clips on-demand of operations activity, personnel corporate compliance, and security. Many existing security systems are analog, limiting video availability to cabled networks and videocassette recorder tape. The Axcess products provide a bridge from analog systems to digital networks. Networked video enables viewing from desktops and wireless handhelds by multiple departments. Recorded video may be made available to numerous locations on the corporate LAN or via the Internet.
     Airport Security and Homeland Defense. Axcess can provide hands-free premise access control to employees and authorized vehicles needing easy, secure access to the terminal and tarmac. Our products can provide controlled access for fuel trucks at the fuel depot. Courtesy vehicles can use access control for added gate security. Networked video and recording may be added to the network infrastructure to extend security visibility throughout the terminal and grounds.
     Data Center Asset Management. Axcess products locate and protect computer servers, central processing units and other equipment using RFID tagging. Tagged servers can also be monitored with temperature sensor tags that not only protect against loss and misplacement, but also provide an early indication of potential failure. Axcess products provide security and visibility from the entrances to the server and cage level. Many legacy data centers and computer rooms have the same characteristics. In addition to tagging the computers, users of Axcess products can tag authorized personnel to facilitate easy movement of the assets and to restrict access to sensitive areas. Video complements the asset management application by providing live viewing capability into the co-location cage or cabinet area. Archived video is also available to investigate asset-based activity alarms.
     Healthcare Resource Management. Our products have been designed to tag personnel and equipment to provide better utilization of clinical devices, to locate patients, and to stage devices in order to speed up procedures. Users of our RFID tagging products may reduce equipment and personnel costs associated with patients moving within the facility. Our equipment may enable healthcare facilities to increase revenues from more efficient billing of equipment usage.
     Inventory and Transportation Management. Cartons, pallets, containers and even missiles may be tagged so they can be located, tracked and monitored to facilitate movement, rapid order picking and inventory verification. Bar coding is common in source product labeling at the start of the supply chain. Once products are packaged in larger containers for shipping and warehousing, RFID tagging complements bar coding and the warehouse system by enabling automatic long-range identification and location of products. In production applications, the tag can be a wireless sensor for a production line, transmit information about the build specifications for a product, and send notifications from the finished goods area after production is completed.
Patents and Proprietary Technology
     Axcess relies on a combination of patents, trade secrets, technology licenses, and other intellectual property rights. In total, we have received fifteen U.S. patents with international coverage around the globe. We also have three patents in various stages of prosecution with foreign patent authorities. The period covered by our issued patents ranges from seven to seventeen years. We intend to protect and enforce our intellectual property rights and to preserve our rights relating to our key product technologies to the extent commercially reasonable. We have applied for registration of a number of trade and service marks, including Axcess Inc.™ the Axcess Inc. (logo)™ LANcam, ActiveTag™, onlineaccess.com™, Prism Video™ and LANcorder™.
Engineering and Development
     The Prism Video™ product line provides flexible capture and placement of video on a network for recording and display over the network. During 2002, we completed development of specific feature and function enhancements to our Prism Video™ product line that integrators have requested. We are developing advanced video processing algorithms and will continue to focus on these algorithms to increase the intelligence of our video appliances. Examples of these algorithms include advanced motion detection, motion tracking, speed and direction measurement, object addition and subtraction detection, facial recognition and people counting.
     During 2003 we introduced an electronic bracelet for automatically identifying, tracking and protecting people or assets. We also introduced an anti-tamper cargo container tag to support Operation Safe Commerce initiatives. We expect to reduce the cost of a personnel tag compared to previous form factors. We continue to look at the development of new semiconductors for integrating RFID functions into smaller and less costly devices. We intend to work toward the inclusion of various sensors, such as motion, humidity and power, to enable the tagging system to more fully address market needs in the data center and logistics markets. We anticipate that third party improvements to battery technology and manufacturing methods will enable size reduction as well as lower costs.
     OnlinesupervisorTM is a highly versatile product where radio frequency identification (RFID) tag transmissions are received from readers over the network, then filtered against the various criteria needed for managing a business most productively. The integration middleware enables virtually any data format to be received, translated into another, and transmitted to the destination system. The browser-based viewing dashboard is customizable by type of user, particularly useful for customized alerting. Alerts are linked automatically to a digital video clip of the transaction for supervisory review. Onlinesupervisor™ development continues to add additional data sources that can be delivered over the same platform, making the product expandable beyond RFID data on an industry specific basis into areas including condition monitoring and data mining.

Competition
     The market for our products and services is intensely competitive and is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products.
     A number of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources. We believe that the principal factors affecting competition in our markets include product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, company reputation, price and overall costs of ownership. In order to compete, we seek to provide products that are technologically superior and that deliver better value. We believe that the following factors help distinguish our products from those of competitors.
     The ActiveTag™ RFID automatic identification system benefits from low cost, long-range tag activation and transmission, which have a small form factor, long-term battery life, and also a platform for adding sensor capabilities. The activation of tags occurs at a separate low frequency, a patented approach, which we believe, gives Axcess an advantage among active RFID companies in the ability to establish physical control points, such as doorways, and virtual control points, such as hallways. The receiver system is designed as a low cost infrastructure that connects directly into legacy systems and also runs on a standard Ethernet network backbone. The system is flexible enough to support multiple applications for people, physical assets, and vehicles. Finally, the tag data is integrated with live and recorded streaming video on a multi-user browser display platform for both casual viewing and industrial requirements.
     Flexibility comes from the use of dual frequencies for wake-up and transmission; low frequency on wake-up and UHF for transmission. Tag transmission at UHF penetrates all materials except metal, enabling reliable tag transmission. This also enables long range tag reads using omni-directional antennas so that no line of sight is required. A simple transmission protocol allows multiple tags to be read simultaneously. The advanced battery management design provides battery life of three to five years under normal operating conditions, and five to seven years with an enhanced battery. Control point activation, combined with the ability for tags to transmit on set time intervals or be queried individually enables the ActiveTag™ line to meet the major user requirements, including dynamic tracking, static tracking, multiple simultaneous tag reads, “authorized” movement of tagged assets, and a long read range for tag transmission, which we believe gives us an advantage. We also believe that these features enable the system to outperform passive systems, relative location positioning systems, and infrared and combo infrared / RFID systems from competitors.
     The Prism Video™ is a complete end-to-end system, which includes video transmitters, streaming video cameras, software digital recording, web display, and wireless handheld display are all integrated in an open architecture fashion on the network using the LAN and Internet. The solution reduces the need for special camera cabling, also enabling network-based video recording to be placed in geographically optimal positions. With the video on the network, all video is viewable from anywhere in the world the network provides authorized access. The all-digital solution focuses on event-based security breach detection, alarming, and evidence recording and notification. It makes a video security system more economic, have a greater geographical reach and operate more effectively. Personnel are able to focus on prevention and response rather than on evidence processing. Its efficiency is derived in part from advanced video compression performance. Whether the video is compressed in the LANcam™ camera, the LANconnect™ network appliance products, or in a MicroMole video transmitter, the compression will use between two and thirty times less bandwidth than uncompressed systems. This means more cameras can be used on a given network, and if only standard modem links are available, the video performance will still be adequate. Even the fast performance proprietary scheme, VSLE, can be converted to the Windows standard .avi frame format for software-only recording and live display. The network appliances under the LANconnect product family are programmable, ready for upgrades in compression types and advanced video processing, which allows automated detection of security breaches. Axcess believes that its solutions provide an inherent parts cost advantage over competitor’s digital video devices due to the simplicity of the compression code when implemented in an embedded system such as the LANcam. Similarly, because of this compression efficiency, stored video will take up less capacity on a hard drive, or other type of storage media than other digital video recorders. All camera, transmitter, and storage products are network enabled. The Prism Video™ line includes over thirty interfaces to peripheral control equipment such as pan, tilt, zoom, and multiplexers making it compatible with legacy CCTV equipment and requirements.
Manufacturing and Suppliers
     We outsource the manufacturing of our products and consequently depend on outside manufacturers to supply finished product. A large number of manufacturers in the U.S. have the capability to produce our products. We periodically seek bids for manufacturing and have multiple manufacturing sources for each of its products.
     Although we depend on a number of outside suppliers for components of our products, we have designed our current line of products so that we are not dependent on a single source for any of our products’ components. Most of the components we use are “off the shelf” and are readily available. Although we have generally been able to secure adequate suppliers, the inability of the Company in the future to obtain sufficient suppliers of component parts could have a material adverse effect on our results of operations.

     There are currently no long-term agreements between us and our manufacturers or suppliers.
Research and Development
     If we have sufficient working capital, we plan to continually develop new products utilizing our existing technology and we plan to bring new products to market throughout 2004. New products in both video and RFID will be built upon the core platforms now in place. In RFID, we believe that our new tag with a key-fob form factor and electronic bracelet will offer a lower cost and smaller version of the existing personnel access control tags. We believe these new tags will also be used for protecting assets from theft. In video, we believe the complete TCP/IP network-based solution the company provides to be the winning CCTV architecture, focusing now on the software-based network video recorder (NVR). The new products take advantage of the ability to record and store security video at the camera location and transmit both live and recorded security video via multiple simultaneous connections to critical users. There can be no assurance that we will have sufficient working capital to undertake these activities.
     During 2004 and 2003, we spent $718,278 and $632,974, respectively, for research and development and plan to continue spending similar amounts in fiscal year 2005 to develop products to support our continued revenue growth. However, any such spending will be dependent upon our ability to raise additional capital, as we do not have sufficient revenues to support such an activity using our own resources.
Employees
     As of August 16, 2005, we had eighteen full-time employees and no part-time employees.
Government Regulation
     Government regulations have not had, nor are they expected to have, a material effect on Axcess’ financial condition, results of operations or competitive position. FCC approval is required for some of our principal products.
Environmental Factors
     There has been, and it is anticipated that there will continue to be, no material effect upon Axcess’ capital expenditures, earnings, or competitive position due to compliance with existing provisions of federal, state and local laws regulating the discharge of material into, or otherwise relating to the protection of, the environment.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
Cautionary Note on Forward-Looking Statements
     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions “Business,” “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future economic performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).
     The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and result illiquidity, dependence upon software vendors or significant customers, inability to expand our business, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to successfully reorient Axcess as a technology/marketing services company, failure to implement our business plans or strategies, failure to attract acquisition targets, or ineffectiveness of our marketing program to develop and capitalize on strategic alliances. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under related to these factors and the forward-looking statements in this prospectus appears under the caption “Risk Factors” and elsewhere in this prospectus. Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. Axcess disclaims any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.
     Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption “Risk Factors” in this prospectus, our financial statements and the related notes thereto incorporated by reference into this prospectus, and other documents filed by Axcess from time to time with the Commission.
Recent Developments: Going Concern and Liquidity Problems
     Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2004. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing raise substantial doubts about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.
     We do not have sufficient working capital to sustain our operations. We have been unable to generate sufficient revenues to sustain our operations. We will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.
Liquidity and Capital Resources
     Since inception, we have utilized the proceeds from a number of public and private sales of our equity securities, the exercise of options, convertible debt, short-term bridge loans from stockholders and more recently, preferred equity offerings and exercise of warrants, to meet our working capital requirements. At June 30, 2005, we had working capital deficit of $639,817.
     Our operations generated losses in 2004 and continue to generate losses in 2005. Our cash increased $209,379 during the six months ended June 30, 2005 with operating activities using $1,516,754 of cash. We funded operations primarily through cash on hand from borrowings, equity offerings and the exercise of warrants over the last two years. No assurance can be given that such activities will continue to be available to provide funding to us. Our business plan for 2005 is predicated principally upon the successful marketing of our RFID products. We anticipate that our existing working capital resources and revenues from operations will not be adequate to satisfy our funding requirements throughout 2005.
     Our working capital requirements will depend upon many factors, including the extent and timing of our product sales, our operating results, the status of competitive products, and actual expenditures and revenues compared to our business plan. We are currently experiencing declining liquidity, losses from operations and negative cash flows, which make it difficult for us to meet our current cash requirements, including payments to vendors, and may jeopardize our ability to continue as a going concern. We intend to address our liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.
     If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.
Warrants Exercised
     During the first half of 2005 we raised a net of $1,933,775 of additional working capital through the exercise of warrants. In order to induce a portion of the warrant holders to exercise their warrants early we offered an additional warrant for each warrant exercised by January 28, 2005. We issued 1,702,840 of additional warrants. The new warrants have an exercise price of $1.50 and they expire on January 31, 2010.
     In connection with the exercise of the warrants, a preferred stock dividend of $2,060,397 is reflected on the accompanying statements of operations for the fair value of the inducement warrants given the exercising warrant holders.

Sales and Marketing Initiatives
     In the past our sales volume has not been sufficient to sustain our operations. During 2004 we were able, through the recent financing, to initiate a new marketing emphasis, which is intended by us to build sales, primarily of our RFID products. During 2005, we are optimistic about our ability to grow the business. We continue to see broad-based awareness and acceptance of RFID as whole world-wide. Our three accomplishments during 2004 which should assist in growing revenue during 2005 are:
1.	We were able to secure a number of important reference accounts in 2004;

2.	We grew the integrator channel;

3.	We began our thrust into Supply Chain tagging.
     While there can be no assurance that our efforts will be successful, we believe that these accomplishments will assist us in our goal of becoming profitable.
Results of Operations
Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
     Sales and Gross Profit. Sales for the six months ended June 30, 2005 were $447,976 and for the six months ended June 30, 2004 were $431,807. Cost of sales for the six months ended June 30, 2005 were $247,893 and for the six months ended June 30, 2004 were $223,673. The gross profit for the six months ended June 30, 2005 was $200,083 and $208,134 for the six months ended June 30, 2004. The increase in sales was due to an increase in sales and marketing activities initiated during 2005. The margin continues to be stable in the 40% — 50% range.
     Radio frequency identification (RFID) product sales were $393,727 for the six months ended June 30, 2005 and $369,607 for the six months ended June 30, 2004. Cost of sales was $222,518 for the six months ended June 30, 2005 and $193,477 for the six months ended June 30, 2004. As a result, gross profits from RFID products were $171,209 for the six months ended June 30, 2005 and $176,130 for the six months ended June 30, 2003. Sales are continuing to increase based on the increased exposure in the marketplace. The margin continues to be stable in the 40% — 50% range.
     Digital video product sales were $54,249 for the six months ended June 30, 2005 and $62,200 for the six months ended June 30, 2004. Cost of sales was $25,375 for the six months ended June 30, 2005 and $30,196 for the six months ended June 30, 2004. As a result, gross profits from digital video products were $28,874 for the six months ended June 30, 2005 and $32,004 for the six months ended June 30, 2004. The decrease in sales is a result of our continued focus and marketing activity on the RFID product line. The margin continues to be stable in the 50% range.
     Operating Expenses. Operating expenses were $1,645,002 for the six months ended June 30, 2005 and $1,746,781 for the six months ended June 30, 2004. This decrease was due to a reduction in insurance expenses, investor relations expenses, outside legal expense, depreciation expense and amortization expense. Offset by an increase in selling and marketing salaries, increased advertising and additional research and development expenses.
     Research and development expenses were $391,920 for the six months ended June 30, 2005 and $351,892 for the six months ended June 30, 2004. The largest portion of the increase relates to the feasibility study we have undertaken for development of a next generation product. We also had small increases in salaries and health insurance expenses offset by the reduction in contract labor.
     Corporate general and administrative expenses were $690,983 for the six months ended June 30, 2005 and $866,079 for the six months ended June 30, 2004. The decrease is a result of lower directors and officer insurance, reduced expenses for investor relations activities, reduction in outside legal expense and reduced outside accounting fees.
     Selling and marketing expenses were $545,115 for the six months ended June 30, 2005 and $346,745 for the six months ended June 30, 2004. The increase is a result of increased salaries from increased headcount and an increase in advertising. We attended several trade shows during the period as well as placed several advertisements. We are attempting to reestablish our place in the market.
     Depreciation and amortization expenses were $16,984 for the six months ended June 30, 2005 and $182,065 for the six months ended June 30, 2004. The decrease is related to lower depreciation expense as a result of the age of the equipment and the reduction of the amortization expense associated with the intellectual property which has now been fully amortized.
     Other expenses, net. Other expenses, net, were $237,921 for the six months ended June 30, 2005 and $498,293 for the six months ended June 30, 2004. Interest expense was $245,816 lower during the six months ended June 30, 2005, compared to the six months ended June 30, 2004, reflecting a decrease in the amortization of the debt discount related to the convertible notes that converted during the period. We also recognized $173,816 during the six months ended June 30, 2005 relating to the expiration of the statue of limitations relating to accounts payables compared to $152,751 during the same period of 2004 where we were able to settle some accounts payable issues relating to prior periods at a discount from the accrued amounts. We expect to recognize a total of $306,525 during 2005 relating to the amount of expiring accounts payable claims.

     Net Loss. Net loss was $1,682,840 for the six months ended June 30, 2005, compared to a loss of $2,036,940 for the six months ended June 30, 2004. This decrease was due to a decrease in investor relations expense, lower insurance expenses, lower outside services, lower depreciation expense and a decrease in amortization. However, some of those expenses were offset by an increase in sales and market activities, increased research and development efforts and a reduction in gross profit.
     Preferred Stock dividend requirements. Preferred Stock dividend requirements were $2,222,091 for the six months ended June 30, 2005 and $136,011 for the six months ended June 30, 2004. $2,060,397 of the increase related to the warrant inducement we offered to warrant holders to exercise their warrants early in January 2005. The remaining increase was relating to the 2004 Preferred equity issued during the second quarter of 2004.
Year Ended December 31, 2004 Compared to December 31, 2003
     Sales and Gross Profit. Sales for the year ending December 31, 2004 and 2003 were $911,565 and $915,825, respectively. We realized gross profits of $457,476 in 2004 and $204,899 in 2003. One customer accounted for 14% of total revenue in 2004 and three customers accounted for 28% of total revenue in 2003. Cost of sales for the year ended December 31, 2004 and 2003 were $439,215 and $562,060, respectively. We also recorded a charge of $14,874 for inventory impairment during the year ended December 31, 2004 compared to $148,866 for the year ended December 31, 2003. The impairment was as a result of the change in strategy from self-manufacturing to contract manufacturing. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. The decrease in sales was as a result of the change of focus from video to RFID during 2003. The margin improvement (excluding inventory impairment charge) is driven by the production staff not being at full capacity and continued move towards contract manufacturing.
     Radio frequency identification (RFID) product sales were $772,475 and $587,100 for the year ended December 31, 2004 and 2003, respectively. Cost of sales was $378,956 for the year ended December 31, 2004 and $374,727 for the year ended December 31, 2003. We also recorded a charge of $5,498 and $35,746 for inventory impairment during the year ended December 31, 2004 and 2003, respectively. The impairment was as a result of our change in strategy from self-manufacturing to contract manufacturing. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. As a result, gross profits from RFID products were $388,021 for the year ended December 31, 2004 and $176,627 for the year ended December 31, 2003. The increase in gross margin is related to improved utilization of the production costs, reduction in warranty expense and more favorable prices from our contract manufactures. One customer accounted for 16% and two customers accounted for 26% of the RFID sales during 2004 and 2003, respectively.
     Digital video product sales were $139,090 and $328,725 for the year ended December 31, 2004 and 2003, respectively. Cost of sales was $60,260 for the year ended December 31, 2004 and $187,333 for the year ended December 31, 2003. We also recorded a charge of $9,375 and $113,120 for inventory impairment during the year ended December 31, 2004 and 2003, respectively. The impairment was as a result of our change in strategy from self-manufacturing to contract manufacturing. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. As a result, gross profits from digital video products were $69,455 for the year ended December 31, 2004 and $28,272 for the year ended December 31, 2003. The increased margin percent was primarily due to improved utilization of the production costs, reduction in warranty expense and the decrease in inventory impairment. Three customers accounted for 65% of the video sales during both 2004 and 2003.
     Operating Expenses. Operating expenses were $3,276,932 and $2,641,681 in 2004 and 2003, respectively. This increase was due to increased salaries, increased advertising, additional research and development and the hiring of outside professional services companies.
     Research and development expenses were $718,278 in 2004 and $632,974 in 2003. The increase is a result of increased salaries from the recession of the pay reduction implemented during 2003, increase in contract labor for a software development project and some additional travel offset by the downsizing of the California facility, fewer prototype projects and completion of Canadian certification testing.
     Corporate general and administrative expenses were $1,528,937 and $1,287,944 in 2004 and 2003, respectively. The increase is a result of increased salaries from the recession of the pay reduction implemented during 2003 and increased spending on investor relations firms. However, we were able to offset some of that increase with a reduction in legal expenses, reduction in insurance expense and lower telephone costs.
     Selling and marketing expenses were $827,323 and $280,190 in 2004 and 2003, respectively. The increase is a result of increased salaries from the recession of the pay reduction implemented during 2003, increased headcount, additional market research and an increase in advertising. We attended several trade shows during 2004 as well as placed several advertisements. We are attempting to reestablish our place in the market. Based on independent market research received during 2004, we decided to enter the transportation and logistics segment. To that effect in the second half of 2004 we added two key senior level sales and marketing vice presidents. During 2004 we also attempted to increase our level of marketing and advertising to drive more sales.

     Depreciation and amortization expenses were $202,394 for 2004 compared to $440,573 for 2003. The decrease is related to lower amortization expense related to our intangible assets and lower depreciation expense as a result of the age of the equipment, the closing of the Georgia facility and the downsizing of the California and Texas facilities.
     Other expenses, net. Other expenses, net, were $597,096 and $7,134,877 in 2004 and 2003, respectively. During 2003, we exchanged and modified a significant amount of our debt for common shares and warrants. As a result of those transactions we recorded a charge of $6,328,527 for the excess of the value of the shares and warrants issued over the book value of the notes and had a reduction of interest expense of $367,625 in 2004 compared to 2003. We also were able to continue to settle several accounts payable issues relating to prior periods at a discount from the accrued amounts. During 2004 we had settlements from vendors of $177,787 compared to $355,848 during 2003.
     Net Loss. Net loss was $3,416,552 and $9,571,658 in 2004 and 2003, respectively. The decrease is due primarily to the expenses related to the balance sheet restructuring in 2003, lower inventory impairment and reduced interest expense. Offset by increased salaries from the recession of the pay reduction implemented during 2003, increased selling and marketing headcount and advertising, an increase in investor relations fees and a reduction in gains on settlements of account payables.
     Preferred Stock dividend requirements. Preferred Stock dividend requirements were $299,481 in 2004 compared to $1,841,670 in 2003. The decrease was primarily due to the recording of a beneficial conversion discount of $614,516 for the 2003 preferred stock converted during 2003 and the significant reduction in the number of preferred shares outstanding in 2004.
DESCRIPTION OF PROPERTIES.
     Axcess leases a 6,509 square foot facility in Carrollton, Texas, which is used for administrative, engineering and sales offices. This facility is rented under contract that expires October 31, 2005. The monthly rent is $5,000. We also lease 1,500 square feet in Costa Mesa, California, which is used for engineering space. The lease will terminate in September 2005 and the monthly rent is $1,850. We believe these facilities are suitable and adequate to accommodate our operations. We consider each of these facilities to be in good condition and it is our opinion that the facilities are adequately covered by insurance.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
VennWorks LLC
     In December 2003, VennWorks agreed to convert the entire amount of their outstanding demand notes ($1,130,233) plus all accrued unpaid dividends ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire on November 30, 2005. The shares and warrants were issued in the first part of 2004.
Amphion Ventures LP
     Axcess reached an agreement with Amphion Ventures LP with regards to notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued interest. The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures LP by Axcess to $818,722. Amphion Ventures LP also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75 that will expire on November 30, 2005. The shares and warrants were issued in the first part of 2004.
     Amphion Ventures currently hold warrants to purchase an additional 500,996 shares of Axcess common stock. The exercise price range from $2.10 to $2.75 and expire between September 30, 2005 and October 22, 2008.
Amphion Investment LLC
     Axcess reached an agreement with Amphion Investment LLC with regards to the note executed between them for $393,787 of principal and accrued interest. Amphion Investment LLC consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.
Antiope Partners LLC
     Antiope Partners LLC agreed to convert $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock of Axcess. Antiope Partners LLC also agreed to convert $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock of Axcess. The shares were issued in the first part of 2004.
PV Proceeds Holdings Inc.
     Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million of non-interest bearing note that was due December 31, 2002 and was in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of

December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest are paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time.
     On October 10, 2003 PV Proceeds Holdings, Inc. elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon this Registration Statement becoming effective within 90 days from the date hereof. On December 2, 2003, our SB-2 Registration statement went effective. PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on our current and future share trading volumes.
     PV Proceeds Holdings, Inc. currently has warrants to purchase up to 500,000 additional common shares of Axcess. The exercise price of the warrants is $2.00 and they expire February 15, 2008 or forty-five days after the note and interest are paid in full.
Amphion Capital Partners LLC (formerly NVW LLC)
     In January 2004, Axcess entered into a one year Advisory Agreement with Amphion Capital Partners LLC (formerly knows as NVW L.L.C) (“ACP”), ACP agreed work cooperatively with us to assist in our growth as set forth. ACP may provide Axcess: (i) Identify, evaluate, and advise on a variety of options for Axcess’ to undertake to enhance its current capital structure including business model, financial operations, operational, managerial, strategic, CRM, and strategic technology partnering, (ii) Prepare or coordinate with Axcess and others in the development of business plans, investor presentations, and financial models, when appropriate; (iii) Advise and assist Axcess with strategies relating to asset development, asset enhancement and maximization of asset utilization, including those associated with any intellectual property assets, (iv) Advise and assist Axcess in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (v) Coordinate with, and advise on with the activities of outside professionals, including without limitation attorneys, accountants, market professionals. In return Axcess has agreed to pay ACP $5,000.00 per month in advance. This agreement was terminated on December 31, 2004.
     In 2005, Axcess has entered into a one year Borrowed Employees and Advisory Agreement with Amphion Capital Partners LLC (“ACP”), to assist us in a variety of areas relating to investor relations and technology research. ACP will provide Axcess with the use of employees who will be dedicated, on a part-time basis, to provide these services, in addition to the services of Robert Bertoldi and Richard Morgan. ACP will provide Axcess the following: (i) Identification, evaluation and advice on a variety of options the Axcess to undertake to enhance its current technology offering, including sources of complementary technology and technology partnering; (ii) Investor relations services, including becoming the initial point of contact for the Preferred Equity Investors, providing both materials and information to interested parties; (iii) Advice and assistance with strategies relating to asset enhancement and maximization of asset utilization, including those associated with and intellectual property assets. In return Axcess has agreed to pay ACP $7,500 per month in advance.
     ACP currently has warrants to purchase up to 317,440 additional common shares of Axcess. The exercise price of the warrants range in price from $1.00 to $2.75 and they expire between May 15, 2005 and January 28, 2010.
Other Matters
     On July 30, 2002, the wife of Richard C.E. Morgan invested $100,000 in Axcess, pursuant to the terms of a bridge financing agreement. Mrs. Morgan acquired a convertible promissory note in the principal amount of $100,000 and 25,000 unregistered shares of Axcess’ common stock. Axcess registered the common shares in December 2003, and Mrs. Morgan agreed not to sell more than one-third of the shares in any calendar month. Axcess and Mrs. Morgan made certain representations and warranties in the bridge financing agreement. The convertible promissory note bears interest at a rate of seven percent compounded annually. At each of July 30, 2003; July 30, 2004; and July 30, 2005, Mrs. Morgan may elect to convert one-third of the principal amount of the note (plus accrued interest thereon) into shares of the Axcess’ common stock, provided that we have not, on or prior to each such conversion date, retired one-third of the principal amount of the Note. The conversion price initially is 65% of the average closing price of a share of our common stock for the twenty trading days preceding the given anniversary date, provided that the maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share, and the conversion price is subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Axcess’ shares of common stock. Subject to Mrs. Morgan’s right to convert the note in accordance with its terms, the note may be prepaid without penalty. On May 10, 204 Mrs. Morgan elected to convert $33,333 of the principal or accrued interest into 33,412 shares of Axcess common stock.
     In January 2003, the wife of Richard C.E. Morgan invested an additional $20,000 in Axcess, pursuant to the terms of a bridge financing agreement. Mrs. Morgan acquired a convertible promissory note in the principal amount of $20,000 and 40,000 unregistered shares of Axcess’ common stock. Axcess registered the common shares in December 2003, and Mrs. Morgan agreed not to sell more than one-third of the shares in any calendar month. Axcess and Mrs. Morgan made certain representations and warranties in the bridge financing agreement. The convertible promissory note bears interest at a rate of seven percent compounded annually. At each of January 31, 2004; January 31, 2005; and January 31, 2006, Mrs. Morgan may elect to convert one-third of the principal amount of the note (plus accrued interest thereon) into shares of the Axcess’ common stock, provided that we have not, on or prior to each such conversion date, retired one-third of the principal amount of the Note. The conversion price initially is 65% of the average closing price of a share of our common stock for the twenty trading days preceding the given anniversary date, provided that the maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share, and the conversion price is subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Axcess’ shares of common stock. Subject to Mrs. Morgan’s right to convert the note in accordance with its terms, the note may be prepaid without penalty. On May 10, 204 Mrs. Morgan elected to convert $6,667 of the principal or accrued interest into 6,172 shares of Axcess common stock.
     Richard C.E. Morgan, the Chairman of Axcess’ Board of Directors, is the owner of 100.00% of Antiope Partners, LLC, 60.01% of Amphion Partners, LLC, 60.00% of Amphion Investments, LLC, 0.49% of Amphion Ventures LP, 60.00% of Amphion Capital Management LLC, 20.84% of Amphion Capital Partners LLC (formerly NVW LLC) and 9.80% of VennWorks, LLC. Mr. Morgan disclaims beneficial ownership of all of Axcess shares held by these entities.
     Robert J. Bertoldi, a director of Axcess, is the owner of 12.79% of Amphion Capital Partners LLC (formerly NVW LLC), 33.98% of Amphion Partners, LLC, 40.00% of Amphion Investments, LLC, 40.00% of Amphion Capital Management LLC, 0.07% of Amphion Ventures LP, and 4.71% of VennWorks, LLC. Mr. Bertoldi disclaims beneficial ownership of all of Axcess shares held by these entities.
MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS.
     Axcess’ common shares trade on the OTCBB maintained by NASD under the symbol AXSI.BB. Prior to September 2002, our common stock traded on the NASDAQ SmallCap Market tier of the NASDAQ Stock Market under the symbol AXSI. We were notified in September of 2002 that we no longer qualified for the NASDAQ SmallCap minimum listing requirements. The table below sets forth high and low closing prices for our common stock during each of the periods indicated, as reported the OTCBB maintained by NASD. Such price quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	2005		2004		2003
QUARTER ENDED	LOW	HIGH	LOW	HIGH	LOW	HIGH

March 31	$1.34	$1.95	$1.85	$2.25	$0.30	$0.88
June 30	1.40	1.75	1.95	3.60	0.56	2.55
September 30	—	—	1.88	2.65	2.20	2.85
December 31	—	—	1.40	2.10	1.95	2.59
     As of August 16, 2005, we had approximately 711 holders of record of voting common stock.
     Axcess has not paid dividends on our common stock and does not anticipate the payment of cash dividends in the foreseeable future, as we contemplate retaining all earnings to finance the continued growth of our business.
Equity Compensation Plans
     Information concerning the 2005 Equity Incentive Plan, 2001 Equity Incentive Plan and the 1998 Directors Compensation Plan is presented in the table that follows. See “Item 13. Stock Options and Warrants” in the notes to the financial statements.

Number of securities
	Number of securities to be	Weighted-average	remaining available
	issued upon exercise of	exercise price of	for future issuance
	outstanding options,	outstanding options,	under equity
Plan Category	warrants and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders	3,243,814	$2.40	5,000,000
Equity compensation plans not approved by security holders	—	—	—

Total	3,243,814	$2.40	5,000,000

Recent Sale of Unregistered Securities
     During 2004 and the first six months of 2005, we issued unregistered securities in connection with each of the transactions described below. The issuance of the Preferred Stock, common stock and promissory notes were exempt from the registration requirements of the Securities Act by virtue of Sections 4(2) and 4(6) thereof as a transaction not involving a public offering and made solely to accredited investors. An appropriate restrictive legend was affixed to the stock certificates and warrants.

Convertible Promissory Note
     On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 “units” to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 shares of the Company’s common stock. Each investor has agreed to not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company’s common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company’s shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.
     During 2004, nine holders elected to convert $500,000 of their notes plus $122,313 of accrued interest into 399,721 shares of Axcess common stock, which were issued during 2004. During the eight months ended August 31, 2005, three holder elected to convert $216,666 of their notes plus $7,229 of accrued interest into 218,916 of common stock and the Board elected to convert $27,318 of accrued and unpaid interest, relating to the July 2002 convertible notes, into 27,594 shares of Axcess common stock.
     On January 17, 2003, Axcess entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 “units” to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 unregistered shares of our common stock.
     Pursuant to the bridge financing agreement, we registered the shares of common stock comprising the units of the bridge financing agreement. By agreement, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 31, 2006. On each of January 31, 2004, January 31, 2005 and January 31, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of Axcess. The conversion price of the notes is initially 65% of the average closing price of a share of our common stock for the twenty trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in our shares of common stock. The notes may be prepaid in whole or in part by us without premium or penalty.
     During 2004 nine holders elected to convert $68,333 of their note plus $18,646 of accrued interest into 72,947 shares of Axcess common stock, which were issued during 2004. During 2004 the Board elected to convert $9,018 of accrued and unpaid interest into 3,681 shares of Axcess common stock. During the six months ended June 30, 2005 we had two holders elected to convert $73,334 of their $113,333 note plus $5,093 of accrued interest into 79,380 shares of common stock and the Board elected to convert $9,615 of accrued and unpaid interest, relating to the January 2003 convertible notes, into 9,711 shares of Axcess common stock.
2003 Preferred Equity Offering
     We completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase our common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and the 2003 Preferred converted to 2,050,001 shares of Common Stock. In December 2003, we completed an SB-2 registration registering the common shares issued in relation to the 2003 Preferred Equity Offering. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued in connection with the 2003 Preferred Equity Offering.
2003B Preferred Equity Offering
     In November 2003, Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Section 4(6) and a Section 4(2) private offering of Preferred Stock to accredited institutional investors. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase Axcess’ common stock exercisable for two years at $2.75 per share. Each share of Series 2003B Preferred Stock is automatically convertible into voting common stock on a share-for-share basis (i) when Axcess achieves a full quarter of positive earnings before interest, taxes depreciation and amortization or (ii) when the share price surpasses $3.75 based on the average closing per share price for the 20 trading days preceding. In connection with the

2003B Preferred Stock offering including commissions, Axcess issued 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.
     In December 2003, Axcess raised a net of approximately $362,250 of additional working capital through a second closing of the 2003B Preferred. In connection with the second close of the 2003B Preferred Stock offering including commissions; Axcess issued 220,000 shares of 2003B Preferred and 240,000 warrants.
     In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued in connection with the 2003B Preferred Equity Offering. On May 10, 2005 the Board elected to convert $326,008 of accrued and unpaid dividends into 220,280 shares of Axcess common stock.
2004 Preferred Equity Offering
     During the second quarter of 2004 the Company raised a net of approximately $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consists of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company’s common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $4.00 per share or when we achieve a full quarter of profitability.
     In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued in connection with the 2004 Preferred Equity Offering. On May 10, 2005 the Board elected to convert $106,438 of accrued and unpaid dividends into 71,918 shares of Axcess common stock.
Warrants
     During the six months ended June 30, 2005 we had nine entities exercise 296,066 warrants. During the same period we had 250,762 warrants expire unexercised.
Warrant Inducement
     During the first quarter of 2005 we raised a net of $1,651,471 of additional working capital through the exercise of warrants. In order to induce the warrant holders to exercise their warrants early we offered and additional warrant for each warrant exercised by January 28, 2005. We issued 1,702,840 of common shares and an equal number of additional warrants. The new warrants have an exercise price of $1.50 and they expire on January 31, 2010.
VennWorks LLC
     In December 2003, VennWorks agreed to convert the entire amount of their outstanding demand notes ($1,130,233) plus all accrued unpaid dividends ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire in two years from their date of issue. The shares were issued during 2004. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued with conversion.
Amphion Ventures, LP
     Axcess reached an agreement with Amphion Ventures LP with regards to the notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued interest. The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures LP by Axcess to $818,722. Amphion Ventures LP also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75 that will expire in two years. The shares were issued during 2004. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued with conversion.
PV Proceeds Holdings, Inc.
     Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million of non-interest bearing note that was due December 31, 2002 and in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest of the new note is paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued with the extension.
     On October 10, 2003 PV Proceeds Holdings, Inc. elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon this Registration Statement becoming effective within 90 days from the date hereof. The shares were issued during 2004. On December 2, 2003, our SB-2 Registration statement went effective. PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on our current and future share trading volumes.
JP Morgan SBIC LLC (formerly known as J.P. Morgan Investment Corporation)
     Axcess issued to JP Morgan a Senior Promissory Note (“Note”) originally entered on June 25, 1997 and the last amendment was on April 12, 2002. The Note was due on December 31, 2003 and as of December 31, 2003 has an outstanding principal balance of $400,000 and unpaid interest thereon of $169,796. JP Morgan agreed to convert that amount of notes and accrued interest into 227,918 common shares. The shares were issued during 2004.
     JP Morgan agreed to convert $28,018 of Preferred Series J (including accrued dividends) into 11,173 shares of common stock of Axcess. JP Morgan also agreed to convert $106,795 of Preferred Series I (including accrued dividends) into 42,590 shares of common stock of AXCESS. The shares were issued during 2004.
Antiope Partners LLC
     Antiope Partners LLC agreed to convert $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock of Axcess. Antiope Partners LLC also agreed to convert $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock of Axcess. The shares were issued during 2004.
Jackson Hole
     Jackson Hole agreed to convert $427,300 of Preferred Series C (including accrued dividends) into 173,858 shares of common stock of Axcess. Jackson Hole also agreed to convert $170,520 of Preferred Series J (including accrued dividends) into 68,208 shares of common stock of Axcess. The shares were issued during 2004.
Ardinger
     Ardinger agreed to convert $621,922 of Preferred Series I (including accrued dividends) into 248,769 shares of common stock of Axcess. Ardinger also agreed to convert $24,119 of Preferred Series J (including accrued dividends) into 9,648 shares of common stock of Axcess. The shares were issued during 2004.
Common Stock for Services Rendered
     On July 16, 2004 we issued 25,000 restricted common shares to Equitis, Inc. to compensate them for services provided to Axcess. During 2004 we cancelled 100,000 unvested shares that had been issued to MRB for services rendered.
Common Stock
     During 2004 we had four employees exercise 85,800 stock options. During the six months ended June 30, 2005 we had four employees exercise 44,600 stock options.
2005 Equity Incentive Plan
     The Company believes that incentives and stock-based awards focus its employees, consultants and directors on the objective of creating stockholder value and promoting the Company’s success. On May 10, 2005, the Company’s board of directors adopted the 2005 Equity Incentive Plan (the “Plan”) and on July 12, 2005 the Company’s stockholders approved the plan at the annual meeting of the stockholders. The maximum number of shares of Common Stock that may be issued under the Plan is 5,000,000, subject to adjustment for stock splits and similar events affecting the Common Stock. Shares to be issued under the Plan may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise, which purchases will be subject to normal brokerage fees and commissions. The Company is required to reserve and keep available sufficient shares of Common Stock to be issued under the Plan. Since the plan was adopted, no further awards will be granted under the Company’s 2001 Equity Incentive Plan after the date of the Annual Meeting of Stockholders.
Other Matters relating to future amortizable charges
     As of December 31, 2004 we have $830,455 of debt discount and deferred debt issuance costs on our balance sheet, which will be amortized using the effective interest rate over lives of the related debt. In connection with the issuance of the 2003B Preferred Stock, we recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends in the income statement as the underlying preferred stock converts to common stock. In connection with the issuance of the 2004 Preferred Stock, we recorded preferred stock dividend requirements of $1,002,540 that will be reflected as preferred stock dividends in the income statement as the underlying preferred stock converts to common stock.

EXECUTIVE COMPENSATION.
     The following table summarizes the compensation earned by Axcess’ Chief Executive Officer and Axcess’ two other most highly compensated executive officers (whose annualized compensation exceeded $100,000) (collectively called the “named executive officers”), for services rendered in all capacities to Axcess during the fiscal years ended December 31, 2004 and 2003.
Summary Compensation Table

					Long-Term
			Annual		Compensation
			Compensation		Securities	All Other
			Salary	Bonus	Underlying	Compensation
Name and Principal Positions	Year		($)	($)	Options(#)	($)

Allan Griebenow	2004		230,946	—	156,568	—
President and Chief Executive Officer	2003		177,651	—	163,000	—
	2002	(1)	182,090	—	85,000	—

Allan L. Frank	2004		180,937	—	147,968	—
Vice President, Secretary	2003		139,448	—	100,000	—
And Chief Financial Officer	2002	(2,3)	103,039	—	285,000	—

James A. Ferguson	2004	(4)	49,096	—	75,000	—
Vice President, Strategic Sales	2003		—	—	—	—
	2002	(5)	38,306	—	—	—

Peter J. Dehring	2004	(6)	73,365	—	100,000	—
Vice President, Marketing

(1)	Includes $11,528 of accrued salary expense that Axcess has not paid.

(2)	Represents compensation earned from March 2002, when Mr. Frank joined Axcess.

(3)	Includes $8,403 of accrued salary expense that Axcess has not paid.

(4)	Represents compensation earned from June 2004, when Mr. Ferguson rejoined Axcess.

(5)	Mr. Ferguson resigned his position as of May 31, 2002.

(6)	Represents compensation earned from July 2004, when Mr. Dehring rejoined Axcess. Effective July 20, 2005 Mr. Dehring is no longer associated with the Company.
Stock Option Grants in 2004 to Axcess’ Named Executive Officers
     The following table provides information regarding the stock options granted by us to the named executive officers during the fiscal year ended December 31, 2004. Other than those persons listed in the following table, we did not grant any stock options to any other named executive officers. One-fourth of each of the options listed in the table below vested on the anniversary of the grant date.

	Option Grants in Last Fiscal Year
	Individual Grants
	Number of		Exercise
	Securities	% of	Or Base
	Underlying	Total Options	Price
	Options	Granted to	($ / share)	Expiration
Name	Granted (#)	Employees	(1)	Date

Allan Griebenow	156,568	17%	$2.00	03/16/2014
Allan L. Frank	147,968	16%	$2.00	03/16/2014
James A. Ferguson	75,000	8%	$2.45	08/25/2014
Peter J. Dehring	100,000	11%	$2.55	08/25/2014

(1)	The exercise price is equal to the closing price of our Common Stock on the date of the grant.

Aggregate Option Exercises in 2004 by Axcess’ Executive Officers
     The following table provides information as to options exercised, if any, by each of the named executive officers in 2004 and the value of options held by those officers at year-end measured in terms of the last reported sale price for the shares of our Voting Common Stock on December 30, 2004 ($1.75 as reported on the Over-The-Counter Bulletin Board).

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	On	Value	Options at December 31, 2004		December 31, 2004
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Allan Griebenow	—	$—	892,406	236,666	$222,175	$2,125
Allan L. Frank	—	$—	242,500	290,468	$137,125	$2,125
James A. Ferguson	—	$—	—	75,000	$—	$—
Peter J. Dehring	—	$—	—	100,000	$—	$—
Compensation of the Company’s Directors
     The current policy of Axcess is to pay each director who is not employed by us and who does not beneficially own more than five percent of the shares of common stock outstanding the compensation set forth in the Director Compensation Plan. Under the Director Compensation Plan, each eligible director receives an annual grant of 10,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock at the time the option is granted. The annual grant customarily takes place shortly after each annual meeting of our stockholders. All new board members receive 50,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock on the date the board member is elected by our stockholders. All new board members will also be eligible to receive the annual grant. We have temporarily suspended paying any cash to eligible directors for preparing and attending meetings of directors and committees until we report quarterly net earnings. Once we have reported net earnings for a fiscal quarter, we will reconsider paying additional cash consideration to eligible directors. While directors do not receive additional compensation for attending meetings, we pay ordinary and necessary out-of-pocket expenses for directors to attend board and committee meetings. Directors who are officers or employees of Axcess receive no fees for service on the board or committees thereof.
Employment Agreement With Mr. Griebenow
     On July 16, 1999, the Company entered into an agreement with Allan Griebenow, under which Mr. Griebenow agreed to be the Company’s president and chief executive officer. The agreement provides that Mr. Griebenow will receive a salary equal to $17,917 per month, a bonus payable within 90 days after the end of the Company’s fiscal year of up to 30% of his base salary, and option grants to acquire 450,000 shares of our common stock. Mr. Griebenow is essentially an “at will” employee of the Company and may be terminated upon thirty days’ notice. If the Company terminates Mr. Griebenow’s employment at any time without cause, as defined in the employment agreement, then Mr. Griebenow will be entitled to continue to receive his then current salary for the six-month period following his termination.

FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Axcess
International, Inc.
We have audited the accompanying consolidated balance sheets of Axcess International, Inc. (the Company) as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axcess International, Inc., at December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about its ability to continue as a going concern. If the Company is unable to generate profitable operations or raise additional capital it may be forced to seek protection under federal bankruptcy laws. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ HEIN & ASSOCIATES LLP
January 21, 2005
Dallas, Texas

AXCESS INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$670,480	$461,101
Accounts receivable — trade, net of allowance for doubtful accounts of $11,863 in 2005 and $8,859 in 2004	61,848	79,965
Inventory, net	213,056	144,714
Prepaid expenses and other	134,137	97,164

Total current assets	1,079,521	782,944

Property, plant and equipment, net	35,006	49,395
Intellectual property, net	—	133
Deferred debt issuance costs	422,407	506,889
Other assets	2,691	3,906

Total assets	$1,539,625	$1,343,267

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$295,448	$490,100
Accrued liabilities	876,805	789,589
Notes payable:
Convertible notes payable (includes $80,000 and $66,667 with related party in 2005 and 2004, respectively)	613,333	483,333
Discounts on convertible debt	(111,558)	(289,482)
Dividends payable	45,310	316,062

Total current liabilities	1,719,338	1,789,602

Notes payable to stockholders	3,709,070	3,932,092
Convertible notes payable (includes $13,333 with related party in 2004)	—	236,667
Discount on convertible debt	—	(34,084)

Total liabilities	5,428,408	5,924,277

Commitments and contingencies
Stockholders’ deficit:
Convertible preferred stock, 7,000,000 shares authorized, $0.01 par value, 2,415,000 shares issued and outstanding in 2005 and 2004.	24,150	24,150
Common stock, $.01 par value, 50,000,000 shares authorized in 2005 and 2004; 27,211,119 shares issued and outstanding in 2005 and 24,720,939 shares issued and outstanding in 2004	272,111	247,209
Shares of common stock to be issued, 5,333 shares in 2005	53	—
Additional paid-in capital	152,410,403	149,898,600
Accumulated deficit	(156,595,500)	(154,750,969)

Total stockholders’ deficit	(3,888,783)	(4,581,010)

Total liabilities and stockholders’ deficit	$1,539,625	$1,343,267

See accompanying notes to unaudited financial statements.

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)
	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2005	2004	2004	2003
Sales	$447,976	$431,807	$911,565	$915,825
Cost of sales	247,893	223,673	439,215	562,060
Inventory impairment	—	—	14,874	148,866

Gross profit	200,083	208,134	457,476	204,899
Expenses:
Research and development	391,920	351,892	718,278	632,974
General and administrative	690,983	866,079	1,528,937	1,287,944
Selling and marketing	545,115	346,745	827,323	280,190
Depreciation and amortization	16,984	182,065	202,394	440,573

Operating expenses	1,645,002	1,746,781	3,276,932	2,641,681

Loss from operations	(1,444,919)	(1,538,647)	(2,819,456)	(2,436,782)
Other income (expense):
Interest expense, net	(411,737)	(657,553)	(781,434)	(1,149,059)
Gain on vendor settlements	173,816	152,751	177,787	355,848
Other	—	6,509	6,551	(13,139)
Loss on debt settlements, net	—	—	—	(6,328,527)

Other expense, net	(237,921)	(498,293)	(597,096)	(7,134,877)

Net loss	(1,682,840)	(2,036,940)	(3,416,552)	(9,571,659)

Preferred stock dividend requirements
Recurring	(161,694)	(136,011)	(299,481)	(1,841,670)
Warrant inducement	(2,060,397)	—	—	—

Preferred stock dividend requirements	(2,222,091)	(136,011)	(299,481)	(1,841,670)

Net loss applicable to common stock	$(3,904,931)	$(2,172,951)	$(3,716,033)	$(11,413,329)

Basic and diluted net loss per share	$(0.15)	$(0.09)	$(0.16)	$(0.62)

Weighted average shares of common stock outstanding	26,333,012	22,951,611	23,848,676	18,337,645

See accompanying notes to financial statements.

AXCESS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
SIX MONTHS ENDED JUNE 30, 2005 and YEARS ENDED DECEMBER 31, 2004 and 2003

	CONVERTIBLE				NON-VOTING CONVERTIBLE
	PREFERRED STOCK		COMMON STOCK		COMMON STOCK		ADDITIONAL
	NUMBER OF	PAR	NUMBER OF	PAR	NUMBER OF	PAR	PAID-IN
	SHARES	VALUE	SHARES	VALUE	SHARES	VALUE	CAPITAL
Balance at December 31, 2002	11,976	$4,872,847	16,566,148	$165,662	—	$—	$123,768,261

Shares issued in conjunction with convertible debt offering	—	—	272,500	2,725	—	—	81,697
Shares issued in conjunction with 2003 Preferred equity offering	2,050,001	20,500	315,000	3,150	—	—	1,436,975
Preferred stock discount in conjunction with 2003 Preferred stock offering	—	—	—	—	—	—	1,460,230
Conversion of Preferred Series 2003	(2,050,001)	(20,500)	2,050,001	20,500	—	—	—
Shares issued for services rendered	—	—	200,000	2,000	—	—	78,000
Issuance of common stock upon exercise of stock options	—	—	30,750	308	—	—	51,968
Conversion of Convertible note	—	—	11,629	116	—	—	20,050
Shares issued in conjunction with 2003B Preferred equity offering	1,790,000	17,900	—	—	—	—	4,662,236
Preferred stock discount in conjunction with 2003 Preferred stock offering	—	—	—	—	—	—	—
Conversion and offset of Amphion Venture notes receivable and payable	—	—	—	—	—	—	1,177,827
Conversion of VennWorks demand notes	—	—	—	—	—	—	7,324,850
JP Morgan conversion of promissory note	—	—	—	—	—	—	492,304
Conversion of PV Proceeds Holdings, Inc. Series 1999 preferred to common stock	(152)	(1,515,492)	—	—	—	—	1,723,432
Conversion of Antiope Partners Series I preferred to common stock	(65)	(645,369)	—	—	—	—	756,861
Conversion of Antiope Partners Series J preferred to common stock	(157)	(1,566,675)	—	—	—	—	1,809,452
Conversion of Jackson Hole Series C preferred to common stock	(11,522)	(347,869)	—	—	—	—	432,906
Conversion of Jackson Hole Series J preferred to common stock	(15)	(146,629)	—	—	—	—	169,838
Conversion of JP Morgan Series I preferred to common stock	(9)	(90,171)	—	—	—	—	106,369
Conversion of JP Morgan Series J preferred to common stock	(2)	(24,019)	—	—	—	—	27,906
Warrants issued in conjunction with PV Proceeds note extension	—	—	—	—	—	—	664,932
Preferred stock dividends	—	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—	—

Balance at December 31, 2003	1,790,054	$554,523	19,446,028	$194,461	—	$—	$146,246,094

Shares issued from issueable at December 31, 2003	—	—	4,529,345	45,293	—	—	—
Conversion of Ardinger Series I preferred to common stock	(52)	(516,299)	248,769	2,488	—	—	619,434
Conversion of Ardinger Series J preferred to common stock	(2)	(20,324)	9,648	96	—	—	24,022
Shares issued in conjunction with 2004 Preferred equity offering	625,000	6,250	—	—	—	—	2,196,290
Shares issued for services rendered	—	—	25,000	250	—	—	64,750
Shares cancelled related to services rendered	—	—	(100,000)	(1,000)	—	—	1,000
Conversion of Convertible note	—	—	476,349	4,763	—	—	713,548
Issuance of common stock upon exercise of stock options	—	—	85,800	858	—	—	33,462
Preferred stock dividends	—	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—	—

Balance at December 31, 2004	2,415,000	$24,150	24,720,939	$247,209	—	$—	$149,898,600

Issuance of common stock upon exercise of warrants (unaudited)	—	—	1,998,906	19,989	—	—	1,913,732
Issuance of common stock upon exercise of stock options (unaudited)	—	—	44,600	446	—	—	17,394
Conversion of convertible note and accrued interest (unaudited)	—	—	154,476	1,545	—	—	151,153
Conversion of accrued dividends (unaudited)	—	—	292,198	2,922	—	—	429,524
Preferred stock dividends (unaudited)	—	—	—	—	—	—	—
Net Loss (unaudited)	—	—	—	—	—	—	—

Balance at June 30, 2005 (unaudited)	2,415,000	$24,150	27,211,119	$272,111	—	$—	$152,410,403

	COMMON STOCK	DUE FROM	ACCUMULATED	TOTAL STOCKHOLDERS’
	ISSUABLE	STOCKHOLDERS	DEFICIT	EQUITY (DEFICIT)
Balance at December 31, 2002	$—	$(4,711,915)	$(136,836,236)	$(12,741,381)

Shares issued in conjunction with convertible debt offering	—	—	—	84,422
Shares issued in conjunction with 2003 Preferred equity offering	—	—	—	1,460,625
Preferred stock discount in conjunction with 2003 Preferred stock offering	—	—	—	1,460,230
Conversion of Preferred Series 2003	—	—	—	—
Shares issued for services rendered	—	—	—	80,000
Issuance of common stock upon exercise of stock options	—	—	—	52,275
Conversion of Convertible note	—	—	—	20,167
Shares issued in conjunction with 2003B Preferred equity offering	1,570	—	—	4,681,706
Preferred stock discount in conjunction with 2003B Preferred stock offering	—	—	(1,782,831)	(1,782,831)
Conversion and offset of Amphion Venture note receivable and payable	2,945	4,711,915	—	5,892,687
Conversion of VennWorks demand notes	18,313	—	—	7,343,163
JP Morgan conversion of promissory note	2,279	—	—	494,583
Conversion of PV Proceeds Holdings, Inc. Series 1999 preferred to common stock	6,921	—	—	214,862
Conversion of Antiope Partners Series I preferred to common stock	3,040	—	—	114,531
Conversion of Antiope Partners Series J preferred to common stock	7,267	—	—	250,044
Conversion of Jackson Hole Series C preferred to common stock	1,739	—	—	86,775
Conversion of Jackson Hole Series J preferred to common stock	682	—	—	23,891
Conversion of JP Morgan Series I preferred to common stock	426	—	—	16,624
Conversion of JP Morgan Series J preferred to common stock	112	—	—	3,999
Warrants issued in conjunction with PV Proceeds note extension	—	—	—	664,932
Preferred stock dividends	—	—	(1,841,670)	(1,841,670)
Net Loss	—	—	(9,571,659)	(9,571,659)

Balance at December 31, 2003	$45,294	$—	$(150,032,396)	$(2,992,025)

Shares issued from issueable at December 31, 2003	(45,294)	—	—	—
Conversion of Ardinger Series I preferred to common stock	—	—	—	105,623
Conversion of Ardinger Series J preferred to common stock	—	—	—	3,794
Shares issued in conjunction with 2004 Preferred equity offering	—	—	(1,002,540)	1,200,000
Shares issued for services rendered	—	—	—	65,000
Shares cancelled related to services rendered	—	—	—	—
Conversion of Convertible note	—	—	—	718,311
Issuance of common stock upon exercise of stock options	—	—	—	34,320
Preferred stock dividends	—	—	(299,481)	(299,481)
Net Loss	—	—	(3,416,552)	(3,416,552)

Balance at December 31, 2004	$—	$—	$(154,750,969)	$(4,581,010)

Issuance of common stock upon exercise of warrants (unaudited)	53	—	—	1,933,774
Issuance of common stock upon exercise of stock options (unaudited)	—	—	—	17,840
Conversion of convertible note and accrued interest (unaudited)	—	—	—	152,695
Conversion of accrued dividends (unaudited)	—	—	—	432,446
Preferred stock dividends (unaudited)	—	—	(161,693)	(161,693)
Net Loss (unaudited)	—	—	(1,682,839)	(1,682,839)

Balance at June 30, 2005 (unaudited)	$53	$—	$(156,595,501)	$(3,888,783)

See accompanying notes

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	(unaudited)
	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2005	2004	2004	2003
Cash flows from operating activities:
Net loss	$(1,682,840)	$(2,036,940)	$(3,416,552)	$(9,571,658)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation, amortization and impairment	16,984	182,065	202,394	440,573
Gain on vendor settlements	(173,816)	(152,751)	(177,787)	(355,848)
Loss on debt settlements, net	—	—	—	6,328,527
Amortization of financing discount and issuance costs	296,488	522,570	525,854	379,946
Shares issued for services rendered	—	65,000	65,000	80,000
Loss on sale of assets	—	—	—	13,139
Inventory impairment	—	—	14,874	148,866
Changes in operating assets and liabilities:
Accounts receivable	18,117	7,579	5,283	131
Inventory	(68,342)	15,141	(28,073)	(49,302)
Prepaid expenses and other	(36,973)	3,500	51,326	(60,679)
Other assets	1,215	—	(3,311)	28,789
Accounts payable	(20,836)	(170,329)	145,293
Other liabilities	133,249	88,520	(154,169)	451,659

Net cash used by operating activities	(1,516,754)	(1,475,645)	(2,769,868)	(2,165,857)

Cash flow from investing activities:
Capital expenditures	(2,461)	(29,589)	(40,462)	(4,133)
Increase (decrease) in restricted cash	—	—	—	—

Net cash used by investing activities	(2,461)	(29,589)	(40,462)	(4,133)

Cash flow from financing activities:
Borrowings under financing agreements	—	—	—	611,603
Net proceeds from issuance of common stock from warrants	1,933,775	—	—	—
Principal payments on financing agreements	(223,021)	(122,624)	(126,866)	(697,662)
Note payable extension fee	—	—	—	(25,000)
Net proceeds from exercise of employee stock options	17,840	13,120	34,320	52,277
Net proceeds from issuance of common and preferred stock	—	1,200,000	1,200,000	4,359,500

Net cash provided by financing activities	1,728,594	1,090,496	1,107,454	4,300,718

Net increase (decrease) in cash and cash equivalents	209,379	(414,738)	(1,702,876)	2,130,728
Cash and cash equivalents, beginning of period	461,101	2,163,977	2,163,977	33,249

Cash and cash equivalents, end of period	670,480	1,749,239	461,101	2,163,977

Supplemental information:
Cash paid during the year for interest	$—	$—	$—	$4,780

Supplemental disclosure of non-cash investing and financing activities:
Value of equity instruments and beneficial conversion feature recorded as preferred stock discounts	$—	$1,002,540	$—	$3,243,060
Conversions of notes payable into common stock	106,666	384,999	568,333	6,071,901
Conversions of accrued interest into common stock	46,031	138,461	149,979	1,350,173
Record discounts on notes payable	—	—	—	84,598
Record debt issuance costs	—	—	—	664,932
Conversions of preferred stock into common stock	—	536,623	536,623	4,356,724
Conversions of accrued interest into notes payable	—	—	—	43,787
Conversions of accrued dividends into common stock	432,446	109,417	109,417	710,727
Preferred stock dividends accrued	161,694	136,010	299,481	381,440
See accompanying notes.

AXCESS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
(the period subsequent to December 31, 2004 is unaudited)
(1) Summary of Significant Accounting Policies
      (a) Description of Business
     The Company provides advanced security and asset management systems, which locate, identify, track, monitor and protect assets. The main applications of the Company’s systems are security video through closed circuit television (called CCTV), personnel and vehicle access control, and automatic asset tracking and protection. The Company provides solutions in the recently identified homeland security markets such as air and ground transportation, water treatment facilities, oil and gas, power plants, as well as in the markets for data centers, retail / convenience stores, education, healthcare, and corporate offices. AXCESS utilizes two patented and integrated technologies: network-based radio frequency identification (RFID) and tagging and streaming video. Both application and browser-based software options deliver critical real-time information tailored to each end user via the enterprise network or Internet, also providing custom alerts in the form of streaming video, e-mail, or messages delivered to wireless devices.
     The Company’s business plan for 2005 is predicated principally upon the successful marketing of its RFID and digital video products. During 2004, operating activities utilized approximately $2.8 million of cash. During 2004 the Company raised a net of $1.2 million of additional working capital through a Preferred Stock offering. The offering closed during the second quarter, raised approximately $1.2 million and is designated as 2004 Preferred. The Company issued 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company’s common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis when the Company achieves a full quarter of profitability or if the closing twenty-day average stock price is over $4.00 per share. However, even with the additional funding, the Company anticipates that its existing working capital resources and revenues from operations will not be adequate to satisfy its funding requirements in 2005.
     The future results of operations and financial condition of the Company will be impacted by the following factors, among others: changes from anticipated levels of sales, access to capital, future national or regional economic and competitive conditions, changes in relationships with customers, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, validity of patents, technological change, dependence on key personnel, availability of key component parts, dependence on third party manufacturers, vendors, contractors, product liability, casualty to or other disruption of the production facilities, delays and disruptions in the shipment of the Company’s products, and the ability of the Company to meet its stated business goals.
     If the Company’s losses or lack of operating capital continue, the Company will have to obtain funds to meet its cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or the Company may be required to curtail its operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to the Company or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.
     (b) Company Organization and Basis of Presentation
     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
     The Company has received working capital in various forms from Amphion Ventures, L. P. and affiliates of Amphion Ventures, L. P. including Amphion Partners, Amphion Investments LLC, Antiope Partners LLC, VennWorks LLC (formerly incuVest LLC), Amphion Capital Management LLC, and NVW, LLC (collectively, the “Amphion Group”). Following the conversion of the 2003 preferred stock held by the Amphion Group into common stock in 2003, the Amphion Group owns approximately 65% of the outstanding voting stock of the Company.
     (c) Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. As discussed below, the Company makes significant assumptions in recording its allowance for doubtful accounts, inventory valuation, impairment of long-lived assets, warranty costs, the valuation allowance for deferred tax assets and the value of the components of equity and debt instruments. Actual results could differ from those estimates, and the differences may be significant.

     (d) Cash and Cash Equivalents
     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
     (e) Inventory
     Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory was comprised of the following at June 30, 2005 and December 31, 2004:

	(unaudited)
	June 30,	December 31,
	2005	2004
Raw materials	$55,828	$56,701
Work-in-process	109	109
Finished goods	157,119	87,904

	$213,056	$144,714

     (f) Property and Equipment
     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project, which it deems completion to be probable, and that the project will be used to perform the function intended. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. The Company currently has no capitalized software development on its books.
     (g) Intangible Assets
     Intangible assets, which consist primarily of patents and developed technologies, have been recorded as the result of acquisitions of business and developed technologies and are being amortized on the straight-line basis over five years.
     (h) Impairment of Long-Lived Assets-and Long-Lived Assets to Be Disposed Of
     Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated-by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets based on estimated future cash flows. Assets to be disposed of are reported at the lower of-the carrying amount or fair value less costs to sell. Revenues from the sale of products utilizing the Company’s purchased technologies have not grown according to our expectations and the Company has experienced operating losses since the respective dates of acquisition. The Company believes that assumptions made in projecting future cash flows for this evaluation are reasonable. However, if future actual results do not meet expectations, the Company may be required to record an additional impairment charge, the amount of which could be material to the results of its operations and financial position. During the six months ended June 30, 2005 and the year ended December 31, 2004 the Company recorded no impairment charges.
     (i) Financial Instruments
     Financial instruments that potentially subject the Company to concentrations of credit risk consists primarily of trade accounts receivable and notes receivable. Products are sold to customers, including distributors and integrators, located principally in the United States. The Company continually evaluates the creditworthiness of its customers’ financial condition and generally does not require collateral. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to us, the Company records a specific reserve for bad debts against amounts due. The Company has not experienced significant losses on uncollectible accounts receivable.
     The carrying amounts of cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value because of the short-term maturity of these instruments.
     (j) Revenue Recognition
     The Company recognizes revenue on sales of its products when the products are shipped from the Company. Company policy does not allow customers to return products for credit. The Company currently provides a one-year warranty on all products. Provision is made at the time the related revenue is recognized for estimated product repair costs.

     The components of cost of sales are summarized as follows:

	(unaudited)
	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2004	2003	2004	2003
Product Cost	$245,625	$215,036	$452,682	$531,543
Warranty Expense	2,268	8,637	(13,467)	30,517
Inventory Impairment	—	—	14,874	148,866

Cost of Sales	$247,893	$223,673	$454,089	$710,926

     The Company recorded a charge of $14,874 and $148,866 for inventory impairment during the years ended December 31, 2004 and 2003, respectively. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. The impairment was as a result of the change in strategy to contract manufacturing.
     (k) Research and Development Costs
     Research and development costs are expensed as incurred. The Company capitalizes certain costs incurred during an internal-use software development project, including costs related to applications, infrastructure and graphics developments. Capitalizable costs consist of (a) certain external direct cost of materials and services incurred in developing or obtaining internal-use computer software, (b) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project and (c) interest cost incurred. Costs that are considered to be related to research and development activities are incurred during the preliminary project stage, or for data conversion activities, training, maintenance and general administrative or overhead costs are expensed as incurred. Costs that cannot be separated between maintenance of, and relatively minor upgrades and enhancements to, the Company’s internally developed software are also expensed as incurred.
     (l) Depreciation and Amortization
     Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of the respective assets. Internally developed software and purchased technologies (Note 5) are amortized over the estimated useful lives of the respective technology.
     (m) Stock-Based Compensation
     The Company accounts for its stock-based compensation plan under Accounting Principles Board (“ABP”) Opinion No. 25, Accounting for Stock Issued to Employees. The pro forma information below is based on provisions of Statement of Financial Accounting Standard (“FAS”) No. 123, Accounting for Stock-Based Compensation, as amended by FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, issued in December 2002.

     The Company does not have a history of paying cash dividends and none have been assumed in estimating the fair value of its options.
     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because, among other things, changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.

	(unaudited)
	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2005	2004	2004	2003
Pro forma impact of fair value method (FAS 148)
Reported net loss attributed to common stock	$(3,904,931)	$(2,172,951)	$(3,716,033)	$(11,413,329)
Less: fair value of employee stock compensation	(373,176)	(217,053)	(568,994)	(617,303)

Pro forma net loss attributed to common stock	(4,278,107)	(2,390,004)	(4,285,027)	(12,030,632)

Loss per common share
Basic and diluted net loss per share — as reported	$(0.15)	$(0.09)	$(0.16)	$(0.62)
Basic and diluted net loss per share — pro forma	$(0.16)	$(0.10)	$(0.18)	$(0.66)

Weighted average Black-Scholes fair value assumptions
Risk free interest rate	4.25%	4.25%	4.25%	4.25%
Expected life	2 years	2 years	3 years	3 years
Expected volatility	164%	175%	164%	142%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
     (n) Income Taxes
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.
     (o) Net Loss Per Common Share
     Basic loss per share data is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding during the year. Diluted earnings per share, which includes the dilutive effect of the conversion of convertible preferred stock and the convertible debt and exercise of options and warrants has not been presented because, due to the net losses recorded by the Company for all periods presented, their inclusion would be anti-dilutive. Conversion of convertible preferred stock, convertible debt and the exercise of options and warrants would result in 40,183,166 and 38,076,641 common shares outstanding at June 30, 2005 and 2004, respectively. Conversion of convertible preferred stock, convertible debt and the exercise of options and warrants would result in 37,920,763 and 36,205,589 common shares outstanding at December 31, 2004 and 2003, respectively.

     (p) Segment Reporting
     The Company operates in one-industry segment selling two primary product lines, digital video and RFID. Sales, cost of sales and gross profits for each product line are as follows:

	Digital Video		RFID
Twelve Months Ended December 31:	2004	2003	2004	2003
Sales	$139,090	$328,725	$772,475	$587,100
Cost of Sales	60,260	187,333	378,956	374,727
Inventory Impairment	9,375	113,120	5,498	35,746

Gross Profit	$69,455	$28,272	$388,021	$176,627

	Digital Video		RFID
Six Months Ended June 30 (unaudited):	2005	2004	2005	2004
Sales	$54,249	$62,200	$393,727	$369,607
Cost of Sales	25,375	30,196	222,518	193,477
Inventory Impairment	—	—	—	—

Gross Profit	$28,874	$32,004	$171,209	$176,130

     (q) Significant Customers
     During the twelve months ended December 31, 2004, the Company had one customer that accounted for 14% of the Company’s overall revenue, three customers that accounted for 65% of the digital video product sales and one customer that accounted for 16% of the RFID product sales. During the twelve months ended December 31, 2003, the Company had three customers that accounted for 28% of the Company’s overall revenue, three customers that accounted for 65% of the digital video product sales and two customers accounted for 26% of the RFID product sales.
     During During the six months ended June 30, 2005 we had no single customer that account for more than 10% of the overall revenue or RFID product sales. However, we did have three customers account for 72% of the digital video product sales. During the six months ended June 30, 2004 we had one customer that accounted for 14% of the overall revenue, two customers account for 52% of the digital video product sales and two customers account for 26% of the RFID product sales.
     (r) Interim Financial Information
     The accompanying interim financial information as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 has been taken from the Company’s books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary for fairly presenting the financial position as of June 30, 2005 and results of operations and cash flows of the Company for the six months ended June 30, 2005 and 2004.
     (s) Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123R (SFAS 123R), a revision of SFAS No. 123 (SFAS 123), “Accounting for Stock-Based Compensation.” This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The compensation expense will be recognized over the period during which an employee is required to provide service in exchange for the award. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS 123R will require us to record compensation expense for the unvested fair value of our equity instruments given to our employees. We are in the process of evaluating the impact of the adoption of SFAS 123R on our financial position and results of operations. However, the adoption of SFAS 123R will have no effect on our cash flows, but will have an adverse impact on our results of operations.
(2) Operations, Liquidity and Going Concern
     Since inception, we have utilized the proceeds from a number of public and private sales of our equity securities, the exercise of options, convertible debt, short-term bridge loans from stockholders and more recently, preferred equity offerings and exercise of warrants, to meet our working capital requirements. At June 30, 2005, we had working capital deficit of $639,817.
     Our operations generated losses in 2004 and continue to generate losses in 2005. Our cash increased $209,379 during the six months ended June 30, 2005 with operating activities using $1,516,754 of cash. We funded operations primarily through cash on hand from borrowings, equity offerings and the exercise of warrants over the last two years. No assurance can be given that such activities will continue to be available to provide funding to us. Our business plan for 2005 is predicated principally upon the successful marketing of our RFID products. We anticipate that our existing working capital resources and revenues from operations will not be adequate to satisfy our funding requirements throughout 2005.
     Our working capital requirements will depend upon many factors, including the extent and timing of our product sales, our operating results, the status of competitive products, and actual expenditures and revenues compared to our business plan. We are currently experiencing declining liquidity, losses from operations and negative cash flows, which make it difficult for us to meet our current cash requirements, including payments to vendors, and may jeopardize our ability to continue as a going concern. We intend to address our liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.
     If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.
(3) Prepaid Expenses and Other Current Assets
     Prepaid expenses and other consists of the following:

	(unaudited)
	June 30,	December 31,
	2005	2004
Prepaid insurance	$100,884	$49,270
Prepaid trade shows	7,675	32,750
Prepaid other	25,577	15,144

	$134,136	$97,164

(4) Property, Plant and Equipment
     Property, plant and equipment consists of the following:

	(unaudited)		Amortization/
	June 30,	December 31,	Depreciation
	2005	2004	Period
Leasehold improvements	$66,435	$66,435	Lease term
Machinery and equipment	1,787,927	1,785,466	5 years
Furniture and fixtures	128,675	128,675	5 to 10 years

	1,983,037	1,980,576
Accumulated depreciation and amortization	(1,948,031)	(1,931,181)

Property, plant and equipment, net	$35,006	$49,395

     Depreciation totaled $16,850 and $33,295 for the six months ended June 30, 2005 and 2004, respectively. Depreciation totaled $52,823 and $143,032 during 2004 and 2003, respectively.
(5) Intellectual property
     Intellectual property consists of the following:

				Weighted
				Average
				Remaining
				Useful
	(unaudited)			Lives at
	June 30,	December 31,	Useful	December 31,
	2005	2004	Lives	2004
Purchased RFID technology	$1,714,449	$1,714,449	5 years	—
Purchased video technology	5,087,483	5,087,483	5 years	0.1 years
Internally developed software	350,337	350,337	5 years	—

	7,152,269	7,152,269
Accumulated amortization and impairment	(7,152,269)	(7,152,136)

Intellectual property, net	$—	$133

     The video technology was acquired in 1999 and consists of proprietary digital video compression technology used in video and CCTV products as well as the related U.S. and international patent rights.

     The RFID technology was acquired in 1998 and includes a patent, trade secret rights software, hardware, product designs and all other technical information necessary for the Company to manufacture and market radio frequency identification products in the areas of access control and asset management. Up to an aggregate of an additional $6,000,000 is payable by the Company to the sellers of the RFID technology only if certain net operating profit targets are realized during each of the five years following the acquisition date. Such payments would be treated as additional cost of the RFID technology, if and when paid, and amortized over the remaining economic life of the technology. At June 30, 2005 and December 31, 2004, no additional consideration was due to the sellers.
     Internally developed software costs were capitalized once the technological feasibility was achieved. These costs are reviewed for recoverability based on the expected future cash flows to be generated.
     Amortization expense of intellectual property totaled $133 and $148,770 for the six months ended June 30, 2005 and 2004, respectively. Amortization expense of intellectual property totaled $149,571 and $297,541 during 2004 and 2003, respectively.
(6) Accrued Liabilities
     Accrued liabilities consist of the following:

	(unaudited)
	June 30,	December 31,
	2005	2004
Accrued vacation	$179,462	$161,919
Accrued interest payable	501,704	431,449
Accrued professional fees, litigation settlements and other	195,639	196,221

	$876,805	$789,589

(7) Lease Obligations
     The Company leases its office space and certain equipment under operating leases. The rental expense recorded for operating leases for the six-month period through June 30, 2005 and June 30, 2004 was $40,710 and $40,170, respectively. Annual rental expense recorded for operating leases was $80,610 and $106,813 for the years ended December 31, 2004 and 2003, respectively. The Company’s Carrollton, Texas facility is on a one year lease through October 31, 2005 and the California lease runs through September 2005. At December 31, 2004, future minimum lease payments on operating leases were $66,065 all due in 2005.
(8) Notes Payable to Stockholders
     Notes payable consist of the following:

	(unaudited)
	June 30, 2005	December 31, 2004
Due to stockholders:
5.00% PV Proceeds Holdings, Inc., due December 31, 2007	$3,315,283	$3,538,305
5.00% Amphion Investment LLC note, due December 31, 2007	393,787	393,787
7.00% convertible debt	613,333	720,000
Discount relating to 7.00% convertible debt	(111,558)	(323,566)
	4,210,845	4,328,526
Less current maturities including discount amortization	(501,775)	(193,851)

Non-current notes payable to stockholders	$3,709,070	$4,134,675

     The following table sets forth the maturities for notes payable outstanding at June 30, 2005:

2004	$—
2005	450,000
2006	163,333
2007	3,709,070
2008	—

$4,322,403

PV Proceeds Holdings, Inc.
     On July 28, 1999, the Company acquired substantially all of the assets of PV Proceeds Holdings, Inc. (formerly “Prism Video”), a privately held corporation, and agreed to pay $4,000,000 to PV Proceeds Holdings, Inc. on December 31, 2002. The balance of the indebtedness under the PV Proceeds Holdings, Inc. note issued was due in full by the Company on December 31,

2002 and was in default during 2003 until extended by PV Proceeds Holdings, Inc. The note payable has a face amount of $4,000,000 and was collateralized by the Company’s note receivable from Amphion Ventures, L.P. (“Amphion Ventures”) (Note 7). Pursuant to the Asset Purchase Agreement between AXCESS and PV Proceeds Holdings, Inc., AXCESS assigned PV Proceeds Holdings, Inc. all payments of principal to be made by Amphion Ventures under the note receivable until the balance of the note receivable was paid in full or the balance due under the note payable to PV Proceeds Holdings, Inc. was paid in full, whichever occurred first. In addition, the shares of common stock, which PV Proceeds Holdings, Inc. may acquire upon conversion of preferred stock or by exercise of the warrant, are subject to a three-year lockup from the date of the closing, which may be reduced to two years upon the occurrence of certain events. The warrant is exercisable on or before July 28, 2004.
     Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million non-interest bearing note that was due December 31, 2002 and was in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of $2.00 per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest are paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time. Axcess also recorded deferred debt issuance costs of $689,932 for the value of the warrants, which will be amortized over the life of the loan.
Amphion Investment, LLC
     Axcess entered into a 6.75% convertible note with Amphion Investments, LLC, dated January 25, 2002. The principal outstanding under this note may be converted into securities of Axcess at the option of Amphion Investments on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Investments. As of November 30, 2003, there was an outstanding balance of $350,000 on this note and accrued interest of $43,787.
     Axcess reached an agreement with Amphion Investment L.L.C. with regards to the above-described note executed between them for $393,787 of principal and accrued interest. Amphion Investment L.L.C. consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.
7% Convertible Note
     On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 “units” to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 shares of the Company’s common stock. Each investor has agreed to not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company’s common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company’s shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.
     In connection with this bridge financing, the Company recorded a $1,000,000 debt discount due to the value of the equity consideration and beneficial conversion of the financing, pursuant to the guidance issued by the Emerging Issues Task Force. The debt discount will be amortized using the effective interest method over the three-year life of the agreement.
     During 2004, nine holders elected to convert $500,000 of their notes plus $122,313 of accrued interest into 399,721 shares of Axcess common stock, which were issued during 2004. During the six months ended June 30, 2005 one holder elected to convert $33,333 of his $66,667 note plus $4,004 of accrued interest into 37,791 of common stock and the Board elected to convert $27,318 of accrued and unpaid interest, relating to the July 2002 convertible notes, into 27,594 shares of Axcess common stock.
     On January 17, 2003, Axcess entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 “units” to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 shares of our common stock. By agreement, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 31, 2006. On each of January 31, 2004, January 31, 2005 and January 31, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of Axcess. The conversion price of the notes is initially 65% of the average closing price of a share of our common stock for the twenty (20) trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in our shares of common stock. The notes may be prepaid in whole or in part by us without premium or penalty.
     In connection with this bridge financing, the Company recorded an $84,598 debt discount due to the value of the equity consideration of the financing, pursuant to the guidance issued by the Emerging Issues Task Force. The debt discount will be amortized using the effective interest method over the three-year life of the agreement.
     During 2004 nine holders elected to convert $68,333 of their note plus $18,646 of accrued interest into 72,947 shares of Axcess common stock, which were issued during 2004. During 2004 the Board elected to convert $9,018 of accrued and unpaid interest into 3,681 shares of Axcess common stock. During the six months ended June 30, 2005 we had two holders elected to convert $73,334 of their $113,333 note plus $5,093 of accrued interest into 79,380 shares of common stock and the Board elected to convert $9,615 of accrued and unpaid interest, relating to the January 2003 convertible notes, into 9,711 shares of Axcess common stock.
(9) Preferred Stock
     The Company has authorized 7,000,000 shares of convertible preferred stock, of which shares designated in four series have been issued. Information with respect to the series of preferred stock outstanding at each balance sheet date is summarized below.

	2003B	Series
	Series	2004
Number of shares authorized	2,750,000	625,000

Stated value	$0.01	$0.01

Number of shares issued and outstanding:
December 31, 2004	1,790,000	625,000
June 30, 2005	1,790,000	625,000

Conversion ratio (or conversion price) of preferred shares into common	1 to 1 into voting common stock	1 to 1 into voting common stock

Liquidation preference	None	None

Dividend rights	7% per annum, cumulative	7% per annum, cumulative
     (a) Series 2003B Preferred Stock
     The Company completed a $3,132,500 exempt Preferred Stock Offering during the fourth quarter of 2003. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consisted of 40,000 shares of Preferred Stock bearing a 7% dividend, approximately 2,000 shares of common stock and 40,000 warrants to purchase the Company’s common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $3.75. During the three months ended June 30, 2005 there were $54,669 of dividends accrued for Series 2003B Preferred Stock. On May 10, 2005, the Board elected to pay all accrued dividends with additional shares. Therefore, $326,008 of accrued dividends were paid by issuing 220,280 shares of restricted Axcess common shares. Dividends payable were $30,638 and $247,309 for Series 2003B Preferred stock at June 30, 2005 and December 31, 2004, respectively. As of June 30, 2005 and December 31, 2004, the Company had 1,790,000 shares of Series 2003B Preferred shares outstanding.
     In connection with the issuance of the 2003B Preferred Stock, the Company recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock. As of June 30, 2005 that amount is reflected in accumulated deficit on the balance sheet.
     (b) Series 2004 Preferred Stock
     During the second quarter of 2004 the Company raised a net of $1,200,000 of additional working capital through a Preferred Stock Offering. The Preferred Stock is designated as 2004 Preferred and consisted of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company’s common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $4.00. During the three months ended June 30, 2005 there were $26,178 of dividends accrued for

Series 2004 Preferred Stock. On May 10, 2005, the Board elected to pay all accrued dividends with additional shares. Therefore, $106,438 of accrued dividends were paid by issuing 71,918 shares of restricted Axcess common shares. Dividends payable were $14,671 and $68,753 for Series 2004 Preferred stock at June 30, 2005 and December 31, 2004, respectively. As of June 30, 2005 and December 31, 2004, the Company had 625,000 shares of Series 2004 Preferred shares outstanding.
     In connection with the issuance of the 2004 Preferred Stock, the Company recorded preferred stock dividend requirements of $1,002,540 that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock. As of June 30, 2005 that amount is reflected in accumulated deficit on the balance sheet.
(10) Employee Benefit Plans
     The Company sponsors a 401(k) retirement plan. The Company, at its discretion, matches a portion of the participant’s contribution. Participants are vested in the Company’s matching contribution after 4 years of full time service and may join the plan January or July of each year. The Company suspended its matching contribution on February 28, 2001.
(11) Stock Options and Warrants
     (a) Stock Option Plans.
     Under the Company’s 2005 Equity Incentive Plan, the Company may grant up to 5,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. No shares have been issued under this plan. Options are generally granted each year and have various vesting requirements. Options granted typically vest over a four-year period. During 2005, the Company made grants of 0, as an inducement for the employment of certain officers of the Company, which does not reduce the 5,000,000 options available for grant under the stock option plan.
     With the shareholders approval of the 2005 Equity Incentive Plan, the Company will not issue anymore options under the Company’s 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan may grant up to 2,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. The Company has issued stock options to various members of the Board of Directors and officers of the Company under this plan. Options are generally granted each year and have various vesting requirements. Options granted typically vest over a four-year period. During 2004 and 2003, the Company made grants of 190,000 and 0 options, respectively, as an inducement for the employment of certain employees of the Company, which did not reduce the 2,000,000 options available for grant under the stock option plan.
     In 1998, the Company adopted a director compensation plan pursuant to which it pays each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding an annual grant of 5,000 options to acquire common stock of the Company at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the “Annual Grant”). The Annual Grant customarily occurs on the date of the Company’s annual meeting. The director compensation plan also provided for an one-time initial grant of 15,000 to each director of the Company as of July 21, 1998, the date the director compensation plan was approved by the Company’s stockholders (the “Initial Grant”). The Company has authorized 150,000 shares for issuance under this plan.
     Stock option transactions for the years ended December 31, 2004 and 2003 are summarized below:

	2004		2003
		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE
		EXERCISE		EXERCISE
	OPTIONS	PRICE	OPTIONS	PRICE
Options outstanding at beginning of year	2,468,465	$2.40	2,175,999	$3.20
Options granted	905,749	2.10	1,000,000	0.40
Options exercised	(85,800)	0.40	(30,750)	1.70
Options forfeited	—	—	(676,784)	2.04

Options outstanding at end of year	3,288,414	2.37	2,468,465	2.40

Options exercisable at end of year	2,113,755	2.10	1,840,670	1.94

Options available for grant at the end of the year	1		715,750

Fair value of options granted during the year	1,552,141		270,000

The options outstanding at December 31, 2004 have exercise prices as indicated in the table below.

	Number of	Weighted Average
Option Price	Options	Remaining Life

$0.00 — $1.00	769,700	8.95
$1.01 — $2.00	1,159,999	8.79
$2.01 — $3.00	889,375	6.19
$3.01 — $4.00	201,340	5.84
$4.01 — $5.00	20,000	6.42
$5.01 — $6.25	248,000	5.22

Total	3,288,414	7.66

     During the six months ended June 30, 2005 the Company Shareholders approved the 2005 Equity Incentive Plan which allows an additional 5,000,000 options. No shares have been issued under this plan.
     The Company has issued warrants to purchase common stock in connection with issuance of notes payable to stockholders, convertible debentures, and preferred stock. The following table summarizes warrants outstanding at December 31:

2004			2003
WARRANTS	EXERCISE PRICE	EXPIRATION	WARRANTS	EXERCISE PRICE	EXPIRATION
7,918,947	$0.65 — 3.20	05/05 — 02/08	8,242,167	$0.65 — 3.00	07/04 — 02/08

7,918,947			8,242,167

     During the twelve months ended December 31, 2004 the Company issued an additional 357,120 warrants in conjunction with the 2004 preferred equity offering. The warrant price was $3.20 and they expire May 6, 2006.
     During the six months ended June 30, 2005 the Company issued and additional 1,742,840 warrants as part of the warrant inducement program and to individual for consulting services. The warrant price range from $1.40 to $1.60 and they expire between January 31, 2007 and January 28, 2010. During the same six months ended June 30, 2005 the company had 1,702,840 warrants exercised and 546,828 expire unexercised.
     As of August 16, 2005 there were a total of 7,412,119 warrants outstanding.
(12) Contingencies
     Axcess is engaged in a number of lawsuits with approximately seven vendors who claim they are owed amounts from $500 to $45,000, which aggregates in total $99,336. We are currently defending or seeking to settle each of the vendor’s claims. At June 30, 2005, we had accrued the delinquent amounts we expect to be liable for, for the claims described in this paragraph.
(13) Income Taxes
     There was no provision for income taxes for the years ended December 31, 2004 and 2003 due to the net loss incurred for each year. The Company had no material deferred tax liabilities at December 31, 2004.
     The Company had the following deferred tax assets at December 31, 2003 as follows:

Net operating loss	$16,254,000
Property and equipment	1,738,000
Other	82,000
Valuation allowance	(18,074,000)

$—

     The valuation allowance increased by approximately $1,474,000 and $1,400,000 during the years ended December 31, 2004 and 2003, respectively.
     At December 31, 2004 and 2003, the Company had a net operating loss carry forward of approximately $43,811,000 and $39,300,000, respectively for U.S. federal income tax purposes. The net operating loss will expire from 2005 through 2018.
     A change in ownership, as defined for purposes of the Internal Revenue Code, occurred in 1996 and the Company believes that a subsequent ownership change occurred during 1998, each of which limit the annual utilization of the U.S. federal net operating loss carry forward under the applicable Internal Revenue Service. Other portions of the net operating loss may also be limited due to subsequent ownership changes.
(16) Subsequent Events (unaudited)
     During August 2005, two holders elected to convert $183,333 of their notes plus $3,225 of accrued interest into 181,125 of common stock.

LEGAL MATTERS
     Certain legal matters, including the validity of the shares being issued, will be passed upon for Axcess by Vial, Hamilton, Koch & Knox, LLP.
EXPERTS
     The consolidated financial statements of Axcess International, Inc. in this prospectus for the years ended December 31, 2004 and 2003, have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Axcess to continue as a going concern) which is included herein, and has been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Our website on the Internet is at http://www.axcessinc.com.

PROSPECTUS
AXCESS INTERNATIONAL, INC.
2,189,514 Shares Common Stock
     We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers
     Our certificate of incorporation provides that we shall indemnify to the extent permitted by Delaware law any person whom we may indemnify there under, including our directors, officers, employees and agents. Our bylaws provide such indemnification (other than an order by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, our certificate of incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as directors.
     Our authority to indemnify our directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
Item 25. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses, which will be paid by us in connection with the issuance and distribution of the securities being registered. With the exception of the registration fees and the NASD filing fee, all amounts shown are estimates.

Registration fee	$424
Blue sky fees and expenses (including legal and filing fees)	0
Printing expenses (other than stock certificates)	0
Legal fees and expenses (other than blue sky)	10,000
Accounting fees and expenses	10,000
Transfer Agent and Registrar fees and expenses	200
Miscellaneous expenses	10,000

Total	$30,624

Item 26. Recent Sales of Unregistered Securities
     During 2004 and the first six months of 2005, we issued unregistered securities in connection with each of the transactions described below. The issuance of the Preferred Stock, common stock and promissory notes were exempt from the registration requirements of the Securities Act by virtue of Sections 4(2) and 4(6) thereof as a transaction not involving a public offering and made solely to accredited investors. An appropriate restrictive legend was affixed to the stock certificates and warrants.
Convertible Promissory Note
     On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 “units” to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 shares of the Company’s common stock. Each investor has agreed to not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company’s common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company’s shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.
     During 2004, nine holders elected to convert $500,000 of their notes plus $122,313 of accrued interest into 399,721 shares of Axcess common stock, which were issued during 2004. During the eight months ended August 31, 2005, three holder elected to convert $216,666 of their notes plus $7,229 of accrued interest into 218,916 of common stock and the Board elected to convert $27,318 of accrued and unpaid interest, relating to the July 2002 convertible notes, into 27,594 shares of Axcess common stock..
     On January 17, 2003, Axcess entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 “units” to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 unregistered shares of our common stock.
     Pursuant to the bridge financing agreement, we registered the shares of common stock comprising the units of the bridge financing agreement. By agreement, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 31, 2006. On each of January 31, 2004, January 31, 2005 and January 31, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of Axcess. The conversion price of the notes is initially 65% of the average closing price of a share of our common stock for the twenty trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in our shares of common stock. The notes may be prepaid in whole or in part by us without premium or penalty.
     During 2004 nine holders elected to convert $68,333 of their note plus $18,646 of accrued interest into 72,947 shares of Axcess common stock, which were issued during 2004. During 2004 the Board elected to convert $9,018 of accrued and unpaid interest into 3,681 shares of Axcess common stock. During the six months ended June 30, 2005 we had two holders elected to convert $73,334 of their $113,333 note plus $5,093 of accrued interest into 79,380 shares of common stock and the Board elected to convert $9,615 of accrued and unpaid interest, relating to the January 2003 convertible notes, into 9,711 shares of Axcess common stock.
2003 Preferred Equity Offering
     We completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase our common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and the 2003 Preferred converted to 2,050,001 shares of Common Stock. In December 2003, we completed an SB-2 registration registering the common shares issued in relation to the 2003 Preferred Equity Offering. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued in connection with the 2003 Preferred Equity Offering.

2003B Preferred Equity Offering
     In November 2003, Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Section 4(6) and a Section 4(2) private offering of Preferred Stock to accredited institutional investors. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase Axcess’ common stock exercisable for two years at $2.75 per share. Each share of Series 2003B Preferred Stock is automatically convertible into voting common stock on a share-for-share basis (i) when Axcess achieves a full quarter of positive earnings before interest, taxes depreciation and amortization or (ii) when the share price surpasses $3.75 based on the average closing per share price for the 20 trading days preceding. In connection with the 2003B Preferred Stock offering including commissions, Axcess issued 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.
     In December 2003, Axcess raised a net of approximately $362,250 of additional working capital through a second closing of the 2003B Preferred. In connection with the second close of the 2003B Preferred Stock offering including commissions; Axcess issued 220,000 shares of 2003B Preferred and 240,000 warrants.
     In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued in connection with the 2003B Preferred Equity Offering. On May 10, 2005 the Board elected to convert $326,008 of accrued and unpaid dividends into 220,280 shares of Axcess common stock.
2004 Preferred Equity Offering
     During the second quarter of 2004 the Company raised a net of approximately $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consists of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company’s common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $4.00 per share or when we achieve a full quarter of profitability.
     In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued in connection with the 2004 Preferred Equity Offering. On May 10, 2005 the Board elected to convert $106,438 of accrued and unpaid dividends into 71,918 shares of Axcess common stock.
Warrants
     During the six months ended June 30, 2005 we had nine entities exercise 296,066 warrants. During the same period we had 250,762 warrants expire unexercised.
Warrant Inducement
     During the first quarter of 2005 we raised a net of $1,651,471 of additional working capital through the exercise of warrants. In order to induce the warrant holders to exercise their warrants early we offered and additional warrant for each warrant exercised by January 28, 2005. We issued 1,702,840 of common shares and an equal number of additional warrants. The new warrants have an exercise price of $1.50 and they expire on January 31, 2010.
VennWorks LLC
     In December 2003, VennWorks agreed to convert the entire amount of their outstanding demand notes ($1,130,233) plus all accrued unpaid dividends ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire in two years from their date of issue. The shares were issued during 2004. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued with conversion.
Amphion Ventures, LP
     Axcess reached an agreement with Amphion Ventures LP with regards to the notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued interest. The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures LP by Axcess to $818,722. Amphion Ventures LP also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75 that will expire in two years. The shares were issued during 2004. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued with conversion.
PV Proceeds Holdings, Inc.
     Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million of non-interest bearing note that was due December 31, 2002 and in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December

31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest of the new note is paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time. In December 2004, we completed an SB-2 registration registering the common shares underlying the warrants issued with the extension.
     On October 10, 2003 PV Proceeds Holdings, Inc. elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon this Registration Statement becoming effective within 90 days from the date hereof. The shares were issued during 2004. On December 2, 2003, our SB-2 Registration statement went effective. PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on our current and future share trading volumes.
JP Morgan SBIC LLC (formerly known as J.P. Morgan Investment Corporation)
     Axcess issued to JP Morgan a Senior Promissory Note (“Note”) originally entered on June 25, 1997 and the last amendment was on April 12, 2002. The Note was due on December 31, 2003 and as of December 31, 2003 has an outstanding principal balance of $400,000 and unpaid interest thereon of $169,796. JP Morgan agreed to convert that amount of notes and accrued interest into 227,918 common shares. The shares were issued during 2004.
     JP Morgan agreed to convert $28,018 of Preferred Series J (including accrued dividends) into 11,173 shares of common stock of Axcess. JP Morgan also agreed to convert $106,795 of Preferred Series I (including accrued dividends) into 42,590 shares of common stock of AXCESS. The shares were issued during 2004.
Antiope Partners LLC
     Antiope Partners LLC agreed to convert $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock of Axcess. Antiope Partners LLC also agreed to convert $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock of Axcess. The shares were issued during 2004.
Jackson Hole
     Jackson Hole agreed to convert $427,300 of Preferred Series C (including accrued dividends) into 173,858 shares of common stock of Axcess. Jackson Hole also agreed to convert $170,520 of Preferred Series J (including accrued dividends) into 68,208 shares of common stock of Axcess. The shares were issued during 2004.
Ardinger
     Ardinger agreed to convert $621,922 of Preferred Series I (including accrued dividends) into 248,769 shares of common stock of Axcess. Ardinger also agreed to convert $24,119 of Preferred Series J (including accrued dividends) into 9,648 shares of common stock of Axcess. The shares were issued during 2004.
Common Stock for Services Rendered
     On July 16, 2004 we issued 25,000 restricted common shares to Equitis, Inc. to compensate them for services provided to Axcess. During 2004 we cancelled 100,000 unvested shares that had been issued to MRB for services rendered.
Common Stock
     During 2004 we had four employees exercise 85,800 stock options. During the six months ended June 30, 2005 we had four employees exercise 44,600 stock options.
2005 Equity Incentive Plan
     The Company believes that incentives and stock-based awards focus its employees, consultants and directors on the objective of creating stockholder value and promoting the Company’s success. On May 10, 2005, the Company’s board of directors adopted the 2005 Equity Incentive Plan (the “Plan”) and on July 12, 2005 the Company’s stockholders approved the plan at the annual meeting of the stockholders. The maximum number of shares of Common Stock that may be issued under the Plan is 5,000,000, subject to adjustment for stock splits and similar events affecting the Common Stock. Shares to be issued under the Plan may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise, which purchases will be subject to normal brokerage fees and commissions. The Company is required to reserve and keep available sufficient shares of Common Stock to be issued under the Plan. Since the plan was adopted, no further awards will be granted under the Company’s 2001 Equity Incentive Plan after the date of the Annual Meeting of Stockholders.

Other Matters relating to future amortizable charges
     As of June 30, 2005 we have $533,965 of debt discount and deferred debt issuance costs on our balance sheet, which will be amortized using the effective interest rate over lives of the related debt. In connection with the issuance of the 2003B Preferred Stock, we recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends in the income statement as the underlying preferred stock converts to common stock. In connection with the issuance of the 2004 Preferred Stock, we recorded preferred stock dividend requirements of $1,002,540 that will be reflected as preferred stock dividends in the income statement as the underlying preferred stock converts to common stock.
Item 27. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement of Form s-1 (Registration No. 2-80946)

3.2	By-laws of the Company. Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 2-80946)

3.3	First Amendment to Certificate of Incorporation of the Company dated June 6, 1986. Incorporated herein by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1987.

3.4	Second Amendment to Certificate of Incorporation of the Company dated May 27, 1987. Incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1987.

3.5	Third Amendment to Certificate of Incorporation of the Company dated November 11, 1994. Incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (Registration No. 333-10665).

3.6	Fourth Amendment to Certificate of Incorporation of the Company dated July 28, 1995. Incorporated herein by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (Registration No. 333-10665).

3.7	Fifth Amendment to Certificate of Incorporation of the Company dated June 25, 1997. Incorporated herein by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (Registration No. 333-10665).

3.8	Sixth Amendment to Certificate of Incorporation of the Company dated March 31, 1998. Incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated April 13, 1998.

3.9	Seventh Amendment to Certificate of Incorporation of the Company dated March 31, 1998. Incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated April 13, 1998.

3.10	Eighth Amendment to Certificate of Incorporation of the Company dated April 9, 1998. Incorporated herein by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K dated April 13, 1998.

3.11	Ninth Amendment to Certificate of Incorporation of the Company dated June 9, 1999. Incorporated herein by reference to Exhibit 3.11 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1999.

3.12	Certificate of Amendment of Certificate of Incorporation of the Company dated June 6, 2000. Incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2000.

* 5.1	Opinion of Vial, Hamilton, Koch & Knox, LLP

10.1	1991 Incentive Stock Option Plan, dated August 14, 1991. Incorporated herein by reference to Exhibit 10.10 to Lasertechnics’ Annual Report on Form 10-KSB for the year ended December 31, 1991. +

10.2	Asset Purchase Agreement dated July 15, 1999, by and between the Company and Prism Video, Inc. Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated July 28, 1999.

+ 10.3	Employment Agreement dated July 16, 1999, by and between the Company and Allan Griebenow. Incorporated herein by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1999.

Exhibit No.	Description
+ 10.4	AXCESS Inc. Stock Option Plan. Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-80857).

+ 10.5	AXCESS Inc. Director Compensation Plan. Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-80843).

+ 10.6	AXCESS Inc. Non-Employee Directors’ Stock Option Plan. Incorporated herein by reference to Exhibit 4. (a) to the Company’s Registration Statement on Form S-8 (Registration No. 333-98160).

10.7	AXCESS Inc. 2001 Incentive Plan. Incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001. +

10.8	Form of Bridge Financing Agreement, dated as of July 30, 2002, between the Company and certain investors. Incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

10.9	Agreement to amend purchase note and payment terms as of December 12, 2003, executed by AXCESS and PV Proceeds holdings, Inc. Incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on December 16, 2003.

10.10	Amended and restated purchase note dated as of December 12, 2003, executed by AXCESS and PV Proceeds holdings, Inc. Incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on December 16, 2003.

10.11	Agreement to amend demand note dated as of December 12, 2003, executed by AXCESS and Amphion Investment LLC. Incorporated herein by reference to Exhibit 10.3 on Form 8-K filed on December 16, 2003.

10.12	Amended demand note dated as of November 30, 2003, executed by AXCESS payable to Amphion Investment LLC in the principal amount of $393,787. Incorporated herein by reference to Exhibit 10.4 on Form 8-K filed on December 16, 2003.

10.13	Advisory agreement between NVW LLC and Axcess.

21.1	Subsidiaries of the Company.

23.1	Consent of Hein & Associates LLP. *

31.1	Certification of our President, Chief Executive Officer and Principal Executive Officer, under Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of our Vice President, Chief Financial Officer, Secretary and Principal Accounting and Financial Officer, under Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of our President, Chief Executive Officer and Principal Executive Officer, under Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of our Vice President, Chief Financial Officer, Secretary and Principal Accounting and Financial Officer, under Section 906 of the Sarbanes-Oxley Act of 2002.
     (b) Reports on Form 8-K:

Date	Description
July 18, 2005	8-K disclosing a press release that announced the results of the annual meeting and the departure of our vice president of marketing.
August 9, 2005	On August 9, 2005, AXCESS International Inc. filed an 8-K announcing their results for the quarter ended June 30, 2005.

*	Filed herewith

+	Denotes management contract or compensatory plan.
Item 28. Undertakings.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on August 19, 2005.

AXCESS INTERNATIONAL, INC.

By:	/s/ ALLAN GRIEBENOW

Name:	Allan Griebenow
Title:	President and Chief Executive Officer (Principal executive officer)
Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Allan Griebenow and Allan L. Frank and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to authorize, approve, sign and cause to be filed such other documents as may be necessary or appropriate to qualify the securities which are the subject of the Registration Statement for offer and sale under the Blue Sky and other applicable laws of each jurisdiction in which such securities may be offered and sold, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated, on the 19th day of August 2005.

Signature	Capacity

/s/ Richard C.E. Morgan	Chairman of the Board

Richard C.E. Morgan

/s/ Allan Griebenow	Director, President and Chief Executive Officer

Allan Griebenow	(Principal Executive Officer)

/s/ Allan L. Frank	Chief Financial Officer

Allan L. Frank	(Principal Accounting and Financial Officer)

/s/ Paul J. Coleman, Jr.	Director

Paul J. Coleman, Jr.

/s/ Robert J. Bertoldi	Director

Robert J. Bertoldi

/s/ Robert F. Hussey	Director

Robert F. Hussey